Exhibit 2.1

PURCHASE AGREEMENT

by and between

Exar Corporation

and

Infineon Technologies North America Corp.

Dated April 6, 2005

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6.2	Third Party Consents	27
6.3	Conduct of the Business	27
6.4	Intellectual Property	30
6.6	No Other Bids	31
6.7	Employees	31
6.8	Other Covenants	32
6.9	Post-Closing Cooperation	33
6.10	Sublicenses	33
6.11	Compliance with Disclosure Requirements	33
6.12	No Post-Closing Retention of Copies	34

ARTICLE 7 COVENANT NOT TO COMPETE OR SOLICIT		34

7.1	Covenant Not to Compete	34
7.2	Covenant Not to Solicit or Hire	34
7.3	Severability of Covenants	35
7.4	Equitable Remedy	35

ARTICLE 8 OTHER POST-CLOSING COVENANTS		35

8.1	Documentation and Validation of Transferred Technology	35
8.2	Omission of Assets	35
8.3	Design Files and Mask Works	36
8.4	Transferred Websites	36
8.5	Transitional Services	36

ARTICLE 9 CONFIDENTIAL INFORMATION		36

9.1	Confidential Information Exclusions	36
9.2	Confidentiality Obligation	36
9.3	Confidentiality of Agreement and Public Announcements	37
9.4	Remedies	37
9.5	Required Disclosure	37
9.6	Waiver of Confidentiality Provisions	37

ARTICLE 10 REPRESENTATIONS AND WARRANTIES OF SELLER		38

10.1	Organization of Seller	38
10.2	Authorization of Transaction	38
10.3	Non-contravention	39
10.4	Consents	39
10.5	Restrictions on Transaction	39
10.6	Title of Properties; Absence of Liens and Encumbrances; Condition	39
10.7	Intellectual Property Rights	40
10.8	Brokers’ and Finders’ Fees	44
10.9	Design Wins	44
10.10	Legal and Other Compliance	44
10.11	Transferred Assets and Transferred Technology	44
10.12	Litigation	45

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10.13	Employment Matters	45
10.14	Bulk Transfer Laws	47
10.15	Financial Information	47
10.16	Contracts; No Defaults	47
10.17	Tax Matters	47
10.18	Representations and Disclosures Complete	48

ARTICLE 11 REPRESENTATIONS AND WARRANTIES OF BUYER		48

11.1	Organization of Buyer	48
11.2	Authority for Agreement	49
11.3	Noncontravention	49
11.4	Brokers’ and Finders’ Fees	49

ARTICLE 12 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION		49

12.1	Survival of Representations and Warranties	40
12.2	Indemnification by Seller	50
12.3	Indemnification by Buyer	50
12.4	Indemnification Procedure	51
12.5	Chip Re-Spin or Redesign	52

ARTICLE 13 TERMINATION AND ABANDONMENT		52

13.1	Methods of Termination	52
13.2	Procedure upon Termination	52
13.3	Survival of Certain Provisions	53

ARTICLE 14 GENERAL		53

14.2	Rules of Construction	53
14.3	Interpretation of Terms	53
14.4	References to Schedules, Sections and Exhibits	53
14.5	Headings	53
14.6	Currency	54
14.7	No Agency	54
14.8	Fees and Expenses	54
14.9	Notices	54
14.10	Governing Law	55
14.11	Arbitration	55
14.12	Forum and Venue	55
14.13	Breaches and Remedies	55
14.14	Waiver	55
14.15	License Rights in Bankruptcy	55
14.16	Assignment	56
14.17	Severability	56
14.18	Entire Agreement	56
14.19	Amendments	57
14.20	Counterparts	57

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 6, 2005 (the “Effective Date”), by and between Exar Corporation, a Delaware corporation, with a place of business at 48720 Kato Road, Fremont, CA 94538 (“Buyer”) and Infineon Technologies North America Corp. a Delaware corporation, with a place of business at 1730 North First Street, San Jose, CA 95112 (“Seller”), each, a “Party,” together, the “Parties”.

RECITALS

WHEREAS, Seller is currently engaged in, among other things, the Business (as defined below);

WHEREAS, the Business are involved in the design, development and sale of a number of products in the Field (as defined below) including certain products defined below as the “Call Products”;

WHEREAS, Buyer wishes to purchase from Seller certain assets used in the Business as more fully described herein;

WHEREAS, Buyer wishes to obtain a license under certain intellectual property retained by Seller or its Affiliates (as defined below);

WHEREAS, Seller wishes to sell such assets and grant such license to Buyer;

WHEREAS, at the first closing of the transaction contemplated hereby, Seller will sell and Buyer will purchase the Transferred Assets (as defined below) other than the Transferred Assets exclusively related to the Call Products;

WHEREAS, if Buyer exercises its option and the second closing occurs, Seller will sell and Buyer will purchase the assets exclusively related to the Call Products; and

WHEREAS, the Parties desire that certain current employees of Seller become employees of Buyer.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Parties), intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the meanings set forth below:

1.1 “Affiliate” means with respect to a Person, a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is Under Common Control with,

such Person, including any Subsidiary of such Person. A “Subsidiary” means with respect to a Person, a Person that directly, or indirectly through one or more intermediaries, is Controlled by such Person.

1.2 “Alcatel” means Alcatel, a French company or Alcatel Italia S.p.A.

1.3 “Assigned IPR” means, other than Excluded Assets, (a) all Intellectual Property Rights (other than Assigned Patents) owned by Seller or any of Seller’s Affiliates that are (i) used in or are necessary for the conduct of the Business Proximate to the relevant Closing Date, the material items of which are listed or described in Schedules 1.3 (a) and (b), or (ii) embodied by the Transferred Tangible Assets, (b) the Assigned Patents, and (c) any other Intellectual Property Rights otherwise listed or described on Schedules 1.3 (a) and (b); provided, however, that as of the First Closing and until and if the Second Closing occurs, Assigned IPR does not include those Intellectual Property Rights that are either (x) exclusively necessary for the conduct of the Business related to the Call Products, (y) exclusively embodied in the Call Assets, or (z) listed on Schedule 1.3 (b) (the IPR identified in the foregoing subsections (x) –(z), together, the “Call IPR”).

1.4 “Assigned Patents” means each of the (i) Patents set forth in Schedule 1.4 and (ii) any other Patents that are a member of the same Patent Family as any one of such scheduled Patents, in each case whether pending, issued, expired, abandoned or closed.

1.5 “Assignment and Assumption Agreement” means an assignment and assumption agreement, in the form attached hereto as Exhibit B, entered into between Buyer and Seller in accordance with Section 2.3.

1.6 “Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any employee, or with respect to which Seller or any ERISA Affiliate has or may have any liability or obligation.

1.7 “Benefits Liabilities” means, with respect to any Benefit Plan, any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

1.8 “Bill of Sale” means one or more fully executed bills of sale for the Transferred Tangible Assets in the form attached hereto as Exhibit C.

1.9 “Books and Records” means the books and records of Seller or any of its Affiliates used in or necessary for the conduct of the Business and listed on Schedules 1.9(a) and (b) and the Patent Files; provided, however, that with respect to the First Closing and until and if the

Second Closing occurs, the Books and Records will not include those books and records or Patent Files that relate exclusively to the Call Assets, which books and records are listed on Schedule 1.9(b).

1.10 “Bugs” has the meaning set forth in Section 10.7(e)(ii).

1.11 “Business” means Seller’s world wide business in the Field, including the design, development, manufacture (for Seller by third parties), testing (conducted by Seller or third parties, as the case may be) and sale of the Transferred Products.

1.12 “Call Assets” means (a) the tangible and intangible assets of Seller or any of its Affiliates listed on Schedule 1.11, (b) the Call IPR, (c) the Transferred Contracts listed on Schedule 1.83(b), (d) the Books and Records listed on Schedule 1.9(b) and the Patent Files that relate exclusively to the Call Assets, and (e) all improvements to the foregoing developed or acquired by Seller or any of its Affiliates between the Effective Date and the Second Closing Date.

1.13 “Call Employees” means the individuals listed on Schedule 1.13 and including individuals whose employment becomes primarily related to the Call Assets between the Effective Date and the Second Closing Date whose names shall be added to Schedule 1.13.

1.14 “Call Expiration Date” means the date eighteen (18) months after the First Closing Date.

1.15 “Call IPR” has the meaning set forth in Section 1.2.

1.16 “Call Notice” has the meaning set forth in Section 4.4.

1.17 “Call Products” means the products and related Device Software described on Schedule 1.17 in existence as of the Second Closing Date.

1.18 “Change of Control” means, with respect to a Person or a Parent of such Person, any transaction or series of related transactions that constitute: (a) the sale of all or substantially all of an entity’s business or assets; (b) any merger, consolidation, share exchange, recapitalization, business combination or other transaction resulting in the exchange of the outstanding shares of an entity for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, unless the stockholders of such entity as of the date prior to the closing date of such transaction (or series of related transactions) hold more than fifty percent (50%) of the voting securities in the surviving entity in such transaction computed on a fully diluted basis; (c) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) having been formed that beneficially owns or has the right to acquire beneficial ownership of, fifty percent (50%) or more of the outstanding voting securities of an entity; or (d) with respect to Buyer and its Affiliates, the sale of all or substantially all of the Transferred Assets, and with respect to Seller and its Affiliates, the sale of a business unit or substantially all of the assets of a business unit of which the Transferred Assets are not a material part, in each case to the extent such sale is not a “Change of Control” pursuant to subsection (a) above. Notwithstanding the foregoing, in the case of Seller, for so long as Seller remains an Affiliate of its current Parent as of the First Closing Date, then none of the foregoing shall constitute a Change of Control of Seller.

1.19 “Closing” means either or both of the First Closing and Second Closing as the context requires.

1.20 “Closing Date” means either or both of the First Closing Date and Second Closing Date as the context requires.

1.21 “Collateral Agreements” has the meaning set forth in Section 2.3.

1.22 “Confidential Information” means any information: (a) disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”), which, if in written, graphic, machine-readable or other tangible form is either marked as “Confidential” or “Proprietary,” or which, given its nature and the context of its disclosure would be understood by a reasonable Person to be proprietary information of the Disclosing Party, or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and such identification is either reduced to a writing delivered to the Receiving Party within thirty (30) days of such disclosure or which, given its nature and the context of its disclosure would be understood by a reasonable Person to be proprietary information of the Disclosing Party; or (b) which is otherwise deemed to be “Confidential” by the terms of this Agreement.

1.23 “Conflict” has the meaning set forth in Section 10.3.

1.24 “Consent” means any consent, approval, permit, or authorization of any Person not a Party to this Agreement.

1.25 “Control,” “Controls,” “Controlled” or “Controlling” means, with respect to Seller and an item of Intellectual Property Rights, the possession by Seller or its Affiliates, as of the relevant Closing Date, of the right to grant a license or sublicense under such Intellectual Property Rights of the scope provided herein without incurring an obligation to pay material consideration to a third party (except for payments among such Party and its Affiliates, and payments to employees for inventions made by them while employed by such Party or its Affiliates).

1.26 Solely for purposes of Sections 1.1 and 1.57, “Control” (including the terms “Controlling,” “Controlled by” and “Under Common Control with”) means the ownership or possession, direct or indirect by the controlling Person of: (a) voting shares or other securities, representing more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of the board of directors or similar managing authority of such controlled Person; or (b) if such controlling Person does not have voting shares or other securities, more than fifty percent (50%) of the ownership interest that represents the right to make decisions, including the election of directors, for such controlled Person.

1.27 “Daffodil Integrated Circuit” means the product and related Device Software described on Schedule 1.27.

1.28 “Designated Employees” means the individuals listed on Schedule 1.28 (including individuals identified between the Effective Date and the First Closing Date which the Parties mutually agree to add to Schedule 1.28) and the Call Employees.

1.29 “Device Software” means all Software that is included in or part of any version of the Transferred Devices as firmware or otherwise, or that is part of, used in or necessary to the use, operation, programming, verification, testing, support or application Software of a Transferred Device or the reference design related thereto, including the Software listed or described on Schedules 1.29(a), (b) and (c), and all versions of any of the foregoing, and any Software from which any of the foregoing Software was derived or that was derived from such Software (in each case the delivery of which is subject to Section 2.2(d)); provided, however, that with respect to the First Closing and until and if the Second Closing occurs, Device Software will not include that Software that is exclusively related to the Call Products and is listed on Schedule 1.29 (b). Any Device Software not owned by Seller or any of its Affiliates and not transferred to Buyer hereunder is listed on Schedule 1.29(c).

1.30 “Disclosure Schedule” has the meaning set forth in Article 10.

1.31 “Documentation Deliverables” means the documentation in Seller’s or its Affiliates’ possession that discloses and transfers to Buyer the Transferred Technology, including the documentation specified in Schedules 1.31(a) and (b); provided, however, that with respect to the First Closing and until and if the Second Closing occurs, Documentation Deliverables will not include that documentation that is exclusively related to the Call Products and is listed on Schedule 1.31(b).

1.32 “Employment Offer” means a written offer of “at-will” employment.

1.33 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.34 “ERISA Affiliate” means any other person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

1.35 “Excluded Assets” means (a) Seller’s tangible assets that are neither necessary for the conduct of, nor currently used in or intended for use in, the Business or the Transferred Products, (b) copies of the Retained Seller Technology (other than copies thereof transferred to Buyer), and (c) such other assets of Seller or its Affiliates which are listed on Schedule 1.35.

1.36 “Excluded Liabilities” has the meaning set forth in Section 2.8.

1.37 “Exploit” (including the term “Exploitation”) means to make, have made, use, modify, enhance, sell, offer for sale, market, import, make derivative works from, perform, copy, disclose, or distribute such product or derivative thereof or practice such process (or derivative thereof), as the case may be, in the Field.

1.38 “Field” means the field of semiconductor devices and related software and application or demonstrative systems and reference designs used in:

(a) SDH/Sonet Optical Transport (“OT”) applications (meaning devices performing SDH/Sonet framing and mapping of STS-n (n>1) circuits with OC3(STM-1), OC12(STM-4), OC24(STM-8), OC48(STM-16), OC192(STM-64) or OC768(STM-256) system and/or line interfaces; related line interfaces are SFI4.1 or SFI4.2, and system interfaces are TFI-5 or Pseudo SFI/TFI interfaces optimized for backplane operations;

(b) Fibre Channel over SDH/Sonet in OT applications (meaning devices performing mapping and processing functions specified to map FC protocol and interfaces into SDH/Sonet; T11 Project 1466D Fibre Channel – Framing and Signaling-3 (FC-FS-2) rev. 0.05 2004-01-16.pdf; and T11 Project 1619D Fibre Channel – Backbone (FC-BB-3, Draft rev. 6.4 2004-11-23.pdf;

(c) Resilient Packet Ring (“RPR”) over SDH/Sonet in OT applications (meaning devices performing mapping and processing functions specified to process and map RPR protocol into SDH/Sonet (IEEE 802.17)); and

(d) Ethernet/ATM/Packet/Data over Sonet/SDH and Multi Protocol over Sonet/SDH in OT applications (in each case meaning stand-alone devices performing Virtual Concatenation/LCAS functions at line speeds of OC3(STM-1), OC12(STM-4) and OC48(STM-16), compliant to standards ITU G.7042/Y.1355: LCAS for Virtual Concatenation, ITU G.7042/Y.1305: Corrigendum 1 and ITU G.7042/Y.1305: Corrigendum 2).

1.39 “First Closing” has the meaning set forth in Section 4.3.

1.40 “First Closing Date” means the date upon which the First Closing occurs in accordance with Section 4.3.

1.41 “First Closing Payment” has the meaning set forth in Section 4.5(i).

1.42 “First Effective Filing Date” means the earlier of (a) the earliest effective filing date in the particular country for any Patent, or (b) the earliest invention date with respect to the invention claimed in such Patent.

1.43 “Governmental Entity” means any court, administrative agency or commission or other federal, state, provincial, county, local or other governmental authority, instrumentality, agency or commission in any country worldwide.

1.44 “Initial Offer Employees” means those individuals listed under the heading “Initial Offer Employees” on Schedule 1.28 who have accepted an Employment Offer from Buyer at or prior to the Effective Date and who have not revoked such Employment Offer as of the Effective Date.

1.45 “Intellectual Property Rights” or “IPR” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, along with any corresponding foreign patent or patent application (collectively, “Patents”); (b) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology; (c) all works of authorship, copyrights, rights in Mask Works, copyright and Mask Work registrations and applications; (d) all industrial designs and any registrations and applications therefor; (e) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications (collectively, “Trademarks”); (f) all databases and data collections (including knowledge databases, customer lists and customer databases) and all rights therein; (g) all rights in Software; (h) rights to Uniform Resource Locators, Web site addresses and domain names; (i) any similar, corresponding or equivalent rights to any of the foregoing and (j) all moral and equivalent rights throughout the world.

1.46 “IP Assignments” means fully executed documents in a form reasonably satisfactory to Buyer, necessary to transfer and record the assignment to Buyer of the Assigned IPR.

1.47 “Key Employee” means that employee designated by Buyer who has accepted an Employment Offer from Buyer at or prior to the Effective Date and who has not revoked such Employment Offer as of the Effective Date.

1.48 “Knowledge” means the actual knowledge of R.K. Chunduru, Christian Scherp and Michael Wittmann, after reasonable inquiry.

1.49 “Lab Equipment” means the tangible assets listed under the heading “Lab Equipment” on Schedule 1.86.

1.50 “Liability” means any liability, duty, obligation or indebtedness (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

1.51 “Licensed Seller Patents” means each Patent that: (a) has a First Effective Filing Date prior to the earlier of the Second Closing Date or the Call Expiration Date, is not an Assigned Patent, and is Controlled by Seller as of the relevant Closing Date, where such Patent would, absent a license, be infringed Proximate to the relevant Closing Date by the conduct of the Business by Buyer or the using, making, having made, selling, importing or offering for sale any of the Transferred Products (including any product of the Business that is under development by Seller Proximate to the relevant Closing Date); or (b) is otherwise listed on Schedule 1.51, in each case whether or not pending, issued, expired, abandoned or closed, and all foreign counterparts of any such Patent.

1.52 “Lien” means (i) with respect to any Transferred Tangible Assets, any mortgage, pledge, lien, security interest, encumbrance, restriction on use or transfer, conditional sale or other title retention device or arrangement (including, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; and (ii) with respect to any Intellectual Property Right, any mortgage, pledge, lien or security interest.

1.53 “Marconi” means Marconi Corporation PLC.

1.54 “Mask Works” means the physical mask works, reticles or hardcopy FPGA images for the manufacture or customization of a Transferred Product or a Call Product.

1.55 “Open Source Software” means Software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL) and GNU Lesser General Public License (LGPL)) that require, as a condition of use, modification and/or distribution of such Open Source Software that other Software incorporated into, derived from or distributed with such Open Source Software be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge.

1.56 “Other Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith that are Controlled by Seller: (a) all trade secrets and proprietary know how; (b) all works of authorship, copyrights, Mask Works, copyright and mask work registrations and applications; (c) all databases and data collections (including knowledge databases, customer lists and customer databases) and all rights therein; (d) all rights in Software; and (e) any similar, corresponding or equivalent rights to any of the foregoing.

1.57 “Parent” means that Person which has Control over another Person.

1.58 “Patent Assignments” means one or more fully executed patent assignments for the Assigned Patents in the form attached hereto as Exhibit D.

1.59 “Patents” has the meaning set forth in Section 1.45.

1.60 “Patent Family” means a set comprised of all Patents that are (a) linked or entitled to be linked through one or more claims of priority pursuant to 35 U.S.C. Sections 120 or 119(e) (the equivalent laws or regulation of any other patent authority) or by a terminal disclaimer pursuant to 35 U.S.C. Sec. 253 or 37 CFR 1.321 (or the equivalent laws or regulation of any other patent authority) or (b) that are foreign counterparts, reissues, divisionals, renewals, extensions, continuations or continuations-in-part with respect to any other Patent in such set.

1.61 “Patent Files” means complete prosecution files for the Assigned Patents, including all correspondence and filings with patent authorities with respect to such Patents and any related materials or documents in the possession or control of Seller or any of its Affiliates or any attorney or patent agent involved in the prosecution or enforcement of such Patents.

1.62 “Person” means an individual, partnership, corporation, limited liability company, association, joint venture, trust, unincorporated organization or Governmental Entity.

1.63 “Proximate” means, when used in connection with the conduct of the Business with respect to a date, the conduct of such Business by Seller within ten (10) days prior to such date and the conduct of Business by Buyer in substantially the same manner two (2) days following such date.

1.64 “Purchase Price” means the First Closing Payment and the Second Closing Payment.

1.65 “Registered IP” means all United States, international and foreign: (a) Patents; (b) registered Trademarks, applications to register Trademarks, intent-to-use applications, or other registrations or applications related to Trademarks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; and (e) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

1.66 “Required Consents” means the Consents that Seller requires in order to transfer or assign certain Transferred Assets (free of any Liens) and certain Transferred Contracts to Buyer, without change as a result of the transfer or assignment to Buyer, as listed on Schedule 1.66.

1.67 “Restricted Activities” has the meaning set forth in Section 7.1.

1.68 “Retained Seller Field” means all fields other than the Field.

1.69 “Retained Seller Technology” means Technology of Seller that: (a) is (i) used in or necessary to the conduct of both the Business and any other business of Seller or its Affiliates in the Retained Seller Field, (ii) capable of being copied without material cost (such as Software); and (iii) to the extent material, identified on Schedule 1.69; provided, however, (b) with respect to the First Closing and until and if the Second Closing occurs, the Retained Seller Technology will also include that Technology identified in the preceding subsection (a) that is exclusively a Call Asset. In no event will Retained Seller Technology include Technology that is used exclusively in the Business Proximate to the relevant Closing unless listed under the heading “Retained Seller Technology” on Schedule 1.35.

1.70 “Second Closing” has the meaning set forth in Section 4.4.

1.71 “Second Closing Date” means the date upon which the Second Closing occurs in accordance with Section 4.4.

1.72 “Second Closing Payment” has the meaning set forth in Section 4.5(ii).

1.73 “Secondary Offer Employees” means those Designated Employees (other than the Initial Offer Employees, the Key Employee and the Call Employees) that are designated in writing by Buyer in accordance with Section 5.2(a).

1.74 “Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed, including source code listings and documentation.

1.75 “Spin-out Entity” means a Subsidiary of Buyer following the First Closing Date which subsequently ceases to be a Subsidiary as a result of either (a) an offering to the general public of shares of such entity in accordance with the Securities Act of 1933, as amended (or the equivalent laws of any other country), or (b) the sale of equity securities of such Subsidiary to financial investors (other than companies (excluding Buyer) engaged in the semi-conductor industry) provided that more than fifty percent (50%) of the equity securities entitled to vote for the election of directors of such entity are owned in the aggregate by financial investors and Buyer.

1.76 [***] means the (i) [***] dated [***] by and between [***] (ii) [***] dated [***] by and between [***] (iii) [***] dated [***] by and between [***] and (iv) other agreements entered into between [***] between the Effective Date and the Second Closing Date.

1.77 “Tax Returns” has the meaning set forth in Section 4.8.

1.78 “Tax” and “Taxes” means (a) any and all federal, provincial, state, and local taxes in any country worldwide (including estimated taxes), assessments, and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value-added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (b) any liability for the payment of any amounts of the type described in clause (a) of this Section 1.78 as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this Section 1.78 as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person or entity with respect to such amounts and including any liability for taxes of a predecessor entity.

1.79 “Technology” means all technology, including all know-how, show-how, techniques, trade secrets, inventions (whether or not patented or patentable) and invention disclosures, algorithms, routines, Software, files, databases, works of authorship, processes, devices, prototypes, lab notebooks, reference designs, test fixtures, development and lab equipment, schematics, netlists, Mask Works, test methodologies, documentation, hardware development tools, any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.

1.80 “Termination Date” has the meaning set forth in Section 13.1.

1.81 “Trademarks” has the meaning set forth in Section 1.45.

1.82 “Transferred Assets” means the Books and Records, the Assigned IPR, the Transferred Tangible Assets (including all applicable Transferred Technology) and the Transferred Contracts; provided, however, that with respect to the First Closing and until and if the Second Closing occurs, the Transferred Assets will not include the Call Assets. Notwithstanding anything herein to the contrary, Transferred Assets do not include the Excluded Assets.

1.83 “Transferred Contracts” means those contracts listed on Schedules 1.83(a) and (b) and all open purchase agreements and other agreements to purchase work in progress with respect to the Transferred Products; provided, however, that with respect to the First Closing and until and if the Second Closing occurs, the Transferred Contracts will not include those contracts listed on Schedule 1.83(b) or such open purchase agreements or other agreements to purchase work in progress that is exclusively related to the Call Products.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

1.84 “Transferred Devices” means those semiconductor devices listed or described on Schedule 1.84; provided, however, that with respect to the First Closing and until and if the Second Closing occurs, Transferred Devices will not include the Call Products.

1.85 “Transferred Products” means the Transferred Devices and any Device Software that is part of such Transferred Devices, and any reference designs or development boards or platforms for such Transferred Devices (a) that are of the type provided to actual or potential purchasers for use with such Transferred Devices or (b) otherwise listed or described on Schedule 1.85.

1.86 “Transferred Tangible Assets” means the tangible Transferred Technology, the Lab Equipment and all other tangible assets of any type or nature, other than Excluded Assets, that are (a) used in or necessary for the conduct of the Business Proximate to the relevant Closing Date, or (b) otherwise described on Schedule 1.86; provided, however, that with respect to the First Closing and until and if the Second Closing occurs, the Transferred Tangible Assets will not include the tangible Call Assets. For the avoidance of doubt, Transferred Tangible Assets do not include the Transferred Contracts.

1.87 “Transferred Technology” means all Technology, other than the Excluded Assets, used in or necessary for the conduct of the Business Proximate to the relevant Closing Date or constituting any of the Transferred Products or otherwise listed or described on Schedule 1.87 and including the following such Technology (a) know-how and other Technology known by any Designated Employees or other Seller employee that accepts employment with Buyer in accordance with this Agreement, whether or not such Technology was reduced to any tangible media, (b) copies and versions of the Device Software, (c) Technology that is used in the design or development of, or product test programs specific to, the Transferred Devices, (d) Mask Works, netlists, GDSII files and other representations of any Transferred Device, (e) the Websites Files, (f) such copies of the Retained Seller Technology as are used in or necessary to Buyer’s conduct of the Business and (g) the Documentation Deliverables; provided, however, that with respect to the First Closing and until and if the Second Closing occurs, the Transferred Technology will not include the Technology constituting the Call Assets.

1.88 “Validation” means the technical validation of the Transferred Technology.

1.89 “Website Files” means the HTML text files containing the content of Seller websites specifically related to the Transferred Products as listed on Schedule 1.89.

ARTICLE 2

TRANSFER OF ASSETS AT THE CLOSING

2.1 Transfer of Assets.

(a) Effective as of the First Closing, Seller shall, or shall cause its Affiliates to, sell, convey, transfer and assign to Buyer or its Affiliates (with the allocation among such entities to be designated by Buyer) all rights, title and interest in and to the Transferred Assets (other than the Call Assets), free and clear of all Liens.

(b) Effective as of the Second Closing (but only if such Second Closing occurs), Seller shall, or shall cause its Affiliates to, sell, convey, transfer and assign to Buyer or its Affiliates (with the allocation among such entities to be designated by Buyer) all rights, title and interest in and to the Call Assets, free and clear of all Liens.

(c) For the purposes of this Section 2.1, Assigned IPR included in Transferred Assets shall include the right to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Entity and the exclusive right to all future royalties, damages and payments due with respect to such Intellectual Property Rights, including exclusive rights to damages and payments for past, present or future infringements or misappropriations thereof, as well as all goodwill associated with such Intellectual Property Rights or the Business.

2.2 Delivery of Transferred Assets.

(a) At the First Closing, Seller shall, or shall cause its Affiliates to, at Seller’s sole cost, in the manner and form and to the locations reasonably agreed to by Buyer and Seller, deliver to Buyer all of the applicable Transferred Assets or in the case of the Assigned IPR or other intangible assets deliver such instruments as are necessary to transfer title to such assets from Seller or its Affiliates, as the case may be, to Buyer in accordance with Section 2.3 below.

(b) At the Second Closing (but only if such Second Closing occurs), Seller shall, or shall cause its Affiliates to, at Seller’s sole cost, in the manner and form and to the locations reasonably agreed to by Buyer and Seller, deliver to Buyer all of the Call Assets or in the case of the Assigned IPR or other intangible assets which constitute Call Assets, deliver such instruments as are necessary to transfer title to such assets from Seller or its Affiliates, as the case may be, to Buyer in accordance with Section 2.3 below.

(c) Transfer and delivery of the Transferred Tangible Assets shall include physical or electronic delivery of all Transferred Technology, including delivery or production of Documentation Deliverables and other appropriate documentation thereof as reasonably requested by Buyer to facilitate the transfer and conduct of the Business. The Parties shall cooperate in good faith to define and transfer such Transferred Technology, but it is understood and acknowledged that Seller is ultimately responsible for delivering all Transferred Tangible Assets. It is further understood and acknowledged that any Transferred Tangible Assets not delivered on the relevant Closing Date shall be held by Seller for and on behalf of Buyer until such time as Buyer is granted possession thereof and that, during that period, Seller shall bear all risk of loss with respect to such Transferred Tangible Assets. To the extent practicable, all Software to be delivered hereunder shall be delivered by electronic means in a manner specified by Buyer. Other than with respect to the Retained Seller Technology, Seller and its Affiliates shall use commercially reasonable efforts to assure that neither retains in its possession or control any Transferred Tangible Assets or Transferred Technology or any copy thereof except as otherwise provided herein; provided, however, that Seller shall retain the Call Assets until the earlier of the Second Closing Date or the Call Expiration Date.

(d) Notwithstanding anything to the contrary set forth herein, Seller is required (i) to deliver at each Closing only the current version of any Device Software owned by Seller (to be delivered at such Closing) and material versions of such software in existence and in Seller’s or its

Affiliate’s possession in the six (6) month period prior to such Closing, and (ii) to use commercially reasonable efforts to deliver any other material versions of such software in its possession.

(e) Design Tools.

(i) The Parties hereby acknowledge and agree that, notwithstanding anything to the contrary, the Transferred Assets do not include any third party design tools, and notwithstanding anything to the contrary in this Agreement, Seller shall not have any Liability with respect to delivery to Buyer of any third party design tools or with respect to any Loss Buyer may incur in acquiring or developing third party design tools.

(ii) Seller hereby represents and warrants that, to Seller’s Knowledge, Schedule 1.35 lists all third party design tools that have been used in or necessary to the Business during the twelve (12) month period preceding the Effective Date.

2.3 Collateral Agreements.

(a) At the First Closing with respect to all Transferred Assets (other than the Call Assets), Seller shall, or shall cause its Affiliates to, deliver to Buyer (a) the Bill of Sale, (b) the Assignment and Assumption Agreement providing for the assignment of the Transferred Contracts, (c) IP Assignments, (d) all Required Consents, (e) Patent Assignments for the Assigned Patents and (f) any other transfer documents reasonably requested by, and in a form reasonably satisfactory to, Buyer and reasonably agreed to by Seller (together with the documents set forth in Section 2.3(b) below, collectively, the “Collateral Agreements”).

(b) At the Second Closing (but only if such Second Closing occurs), with respect to all Call Assets, Seller shall, or shall cause its Affiliates to, deliver to Buyer (a) the Bill of Sale, (b) the Assignment and Assumption Agreement providing for the assignment of the Transferred Contracts, (c) IP Assignments, (d) all Required Consents, (e) Patent Assignments for the Assigned Patents and (f) any other transfer documents reasonably requested by, and in a form reasonably satisfactory to, Buyer and reasonably agreed to by Seller.

2.4 Schedules.

(a) As of each Closing (or at such other relevant time as may be applicable), those Schedules listing assets or contracts to be transferred by Seller to Buyer shall be amended to add all assets, documents and information that would have otherwise been included on such Schedule had such assets, documents and information been in existence as of such Closing Date, including any Call Asset that comes into existence at or prior to the Second Closing.

(b) Without limiting the foregoing, as of each Closing (or at such other relevant times as may be applicable), Schedule 1.4 shall be amended to add (i) any Patent which is in the same Patent Family as a Patent listed on such Schedule but which was not on such Schedule as of the date hereof, (ii) any Patent required to make the representation and warranty of Seller in Section 10.7(a) true and correct, or (iii) any Patent that claims an invention made by any of the Call Employees between the Effective Date and the Second Closing Date.

2.5 Access to Books and Records. For a period of eighteen (18) months after the First Closing Date with respect to the Transferred Assets, and for a period of eighteen (18) months after the Second Closing Date with respect to the Call Assets, Seller shall, or shall cause its Affiliates to, give Buyer reasonable access, during normal business hours, to all books, records and files requested by Buyer that are reasonably necessary in order for Buyer to respond to any third party or governmental inquiries, investigations, claims or audits related to the Transferred Assets, Call Assets or the Business. Buyer shall give Seller at least five (5) business days prior notice of each occasion that it wishes to access such books, records and files.

2.6 Agreement to Perform Necessary Acts. Following each Closing and without demanding further consideration therefor, Seller shall, and shall cause its Affiliates and then current employees (including any named inventors on any Patents included in the Acquired Assets) and agents to, provide Buyer with access to relevant information and otherwise to provide Buyer with reasonable cooperation and assistance in the enforcement or prosecution of any Assigned IPR and the proper recordation of the transfer thereof. Assistance under this Section 2.6 shall include, upon Buyer’s reasonable request, the execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a jurisdiction-by-jurisdiction and/or a country-by-country basis and such other instruments of sale, transfer, conveyance, and assignment of the Assigned IPR as Buyer may reasonably request.

2.7 Power of Attorney. Seller hereby grants Buyer the irrevocable power of attorney to represent Seller, where such representation is legally permissible, without restrictions towards legal entities and natural persons, public authorities and courts, to do, sign under hand (or, as required, under personal seal), deliver, receive and perform all and any acts, matters, statements and things which may be necessary to put Buyer in ownership, possession, and operating control of the Transferred Assets, including execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a country-by-country basis and such other instruments of sale, transfer, conveyance and assignment as may be required for this purpose. Under this power of attorney, Buyer is entitled to enter into transactions on behalf of Seller with itself in its own name or in its capacity as attorney-in-fact of a third party and, therefore, Buyer is released from any prohibition or restriction of self-dealing which may exist under any applicable law. Buyer shall be entitled to delegate the rights granted to it by this power-of-attorney and to grant dispensation from any legal prohibition or restriction of self-dealing that may exist. The foregoing power of attorney is coupled with an interest and as of the relevant Closing shall be irrevocable. Notwithstanding anything to the contrary in this Section 2.7, Buyer shall not exercise the foregoing power of attorney unless and to the extent Seller does not comply with its obligations under Section 2.6 above and notwithstanding anything to the contrary, the power of attorney granted hereunder is limited to those acts and transactions that are necessary to convey the Transferred Assets from Seller to Buyer in accordance with this Agreement.

2.8 No Assumption of Liabilities; Excluded Liabilities. Unless otherwise expressly set forth in this Agreement or in the Collateral Agreements, and other than with respect to any Liability under any Transferred Contract incurred by Buyer following the relevant Closing through no act, omission or fault of Seller, nothing set forth herein shall constitute the transfer to, or the assumption by, Buyer of any Liability or Lien of Seller or any of its Affiliates, including but not limited to the following (collectively, the “Excluded Liabilities”); any Liability incurred prior to the relevant Closing Date under any Transferred Contract (including with respect to any breaches of a

Transferred Contract that occurred on or before such Closing Date or by virtue of the transactions in this Agreement or the Closing or that arise from any act, omission or fault by or of Seller); any Liability related to the Transferred Tangible Assets or the Assigned IPR incurred prior to the relevant Closing Date; any Liability related to the conduct of the Business incurred prior to the relevant Closing Date; debts due by Seller or any of its Affiliates; warranty and support obligations to third parties incurred prior to the relevant Closing Date, whether or not related to the Transferred Products; returns or refunds related to the Transferred Products sold prior to the relevant Closing Date; royalties due for use or distribution of any Transferred Technology incurred prior to the relevant Closing Date; any Liability related to or arising from any asset that is not a Transferred Asset; any Liability of Seller or any of its Affiliates for Taxes for any taxable period; and any Liability for Taxes arising from or attributable to the Business, the Transferred Assets or Seller’s conduct of the Business for all taxable periods (or portions thereof) ending on or prior to the relevant Closing Date, and those items identified in Section 5.5 as “Employee Excluded Liabilities”.

ARTICLE 3

LICENSE

3.1 Intellectual Property Licenses.

(a) License to Buyer. Effective as of each respective First Closing Date and Second Closing Date with respect to the Transferred Assets transferred as of such Closing Dates, Seller hereby grants, or shall cause its Affiliates to grant, to Buyer and its Affiliates a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, non-terminable, worldwide license under all Other Intellectual Property Rights existing as of such Closing Date and that are embodied by, or which (where provided to Buyer in connection with the transactions contemplated hereby) would, absent a license, be infringed by any Exploitation of, the Transferred Assets, to Exploit the Transferred Assets and to conduct the Business in any manner. The foregoing license shall not be sublicensable or transferable by Buyer or its Affiliates except (i) in connection with the Exploitation of the Transferred Assets or the conduct of the Business, (ii) in the licensing or transfer by Buyer or its Affiliates of material other Intellectual Property Rights owned by Buyer or its Affiliates, or (iii) in connection with a Change of Control.

(b) Retained Rights. Other than the licenses granted herein, Seller and its Affiliates hereby retain all right, title and interest in the Excluded Assets. With respect to those items(s) listed on Schedule 1.69, Seller retains ownership of all Intellectual Property Rights therein; however, copies thereof (but not the Intellectual Property Rights therein) are Transferred Assets and the rights therein are licensed to Buyer hereunder as Other Intellectual Property Rights. The Parties hereby agree and acknowledge that the Uniform Commercial Code does not apply to the transactions contemplated by this Agreement and that Seller hereby disclaims all implied representations and warranties related to the infringement of third party Intellectual Property Rights, except for those expressly contained herein. Other than as expressly provided herein, the Parties hereby agree that all Transferred Tangible Assets acquired by Seller from third parties including Lab Equipment are transferred “AS IS.”

3.2 Patent License Grant to Seller.

(a) License. Effective as of the First Closing Date, Buyer hereby grants to Seller and its Affiliates a worldwide, non-transferable (except as set forth in Section 3.2(b)), non-sublicensable (except as set forth in Section 3.2(c)), perpetual, irrevocable, non-terminable, fully paid-up, royalty-free, non-exclusive license, under the Assigned Patents (but only such rights in such Assigned Patents as Buyer obtains from Seller or its Affiliates pursuant to this Agreement), to make (including the right to practice methods, processes and procedures), have made, use, sell, offer for sale, import, and otherwise distribute and dispose of Seller products in the Retained Seller Field.

(b) Transferability by Seller. The foregoing licenses granted to Seller and its Affiliates in Section 3.2(a) shall not be transferable in whole or in part without the prior written consent of Buyer; provided that Seller and its Affiliates may assign the licenses granted to it hereunder to a third party in connection with a Change of Control of Seller upon written notice to Buyer and provided that such third party agrees to be bound by all the terms hereof applicable to such license including the Retained Seller Field limitation.

(c) Sublicense Rights. Without limiting Section 7.1, the license set forth in Section 3.2(a) may not be sublicensed by Seller or its Affiliates except as provided in Sections 3.2(c)(i) and (ii) below:

(i) Spin Off Entities. Seller and its Affiliates may grant a sublicense under all or any portion of the license rights granted to Seller or its Affiliates under Section 3.2(a) at any time to a Spin-out Entity.

(ii) Product Designs. Seller and its Affiliates may grant a sublicense under all or any portion of the license rights granted to Seller or its Affiliates under Section 3.2(a) at any time to a third party in connection with the manufacture of any products by or for Seller or in connection with the licensing by Seller of its product designs.

3.3 Patent License Grant to Buyer.

(a) License Grant. Effective as of the First Closing Date, Seller hereby grants, or shall cause its Affiliates to grant, to Buyer and its Affiliates a worldwide, non-transferable (except as set forth in Section 3.3(c)), non-sublicensable (except as set forth in Section 3.3(b)), perpetual, irrevocable, non-terminable, fully paid-up, royalty-free, non-exclusive license under the Licensed Seller Patents to make (including the right to practice methods, processes and procedures), have made, use, sell, offer for sale, import, and otherwise distribute and dispose of any product or practice any process in the Field; provided, however, that such Field limitation does not apply to the three (3) Patents titled “CDR-Based Clock Synthesis” listed on Schedule 1.51.

(b) Sublicense Rights. The license set forth in Section 3.3(a) may not be sublicensed by Buyer or its Affiliates except as provided in Sections 3.3(b)(i) and (ii) below:

(i) Spin Off Entities. Buyer and its Affiliates may grant a sublicense under all or any portion of the license rights granted to Buyer or its Affiliates under Section 3.3(a) at any time to a Spin-out Entity.

(ii) Product Designs. Buyer and its Affiliates may grant a sublicense under all or any portion of the license rights granted to Buyer or its Affiliates under Section 3.3(a) at any time to a third party in connection with the manufacture of any products by or for Buyer or in connection with the licensing by Buyer of its product designs or Transferred Technology.

(c) Transfer. Buyer or its Affiliates may transfer the licenses granted to it hereunder to a third party in connection with a Change of Control of Buyer upon written notice to Seller provided that such third party agrees to be bound by all the terms hereof applicable to such license including the Field limitation.

3.4 Release. Buyer represents and warrants, solely for the purposes of this Section 3.4, that to the actual knowledge of its general counsel, it is not aware of any infringement by Buyer of the Licensed Patents prior to the date hereof. Subject to the truthfulness of the foregoing representation and warranty, Seller, on behalf of itself and its Affiliates which are Affiliates as of the Closing Date, hereby irrevocably releases Buyer, its Affiliates which are Affiliates as of the Closing Date, and its and their respective customers, from any and all claims of infringement of any Licensed Seller Patents, which claims have been made or which might be made at any time prior to the date hereof by Seller or its Affiliates, with respect to any product manufactured, used, leased, sold or otherwise transferred by or for Buyer or its Affiliates before the Closing Date, and with respect to any method practiced in the manufacture or use of such apparatus, to the extent that such apparatus or method would have been licensed hereunder had it been manufactured, used, leased, sold or otherwise transferred or practiced after the First Closing Date or the Second Closing Date, as the case may be.

3.5 Trademark Licenses and Use.

(a) Effective as of the First Closing Date, Seller hereby grants, or shall cause its Affiliates to grant, to Buyer, for the period beginning on the First Closing Date with respect to the Transferred Assets and on the Second Closing Date with respect to the Call Assets and ending on the eighteen (18) month anniversary of each such Closing Date, a worldwide, non-exclusive, non-transferable (except in connection with a Change of Control) license under the Licensed Trademarks to use such Licensed Trademarks in connection with the marketing, packaging, sale and promotion of the Transferred Products (or any follow-on products) in substantially the same manner that such Trademarks were used by Seller or its Affiliates in connection with the Business Proximate to the relevant Closing Date. Buyer shall maintain the quality of the goods with which such Licensed Trademarks are used at least the same level maintained by Seller prior to the relevant Closing. Without limiting the foregoing, Buyer shall not use the Licensed Trademarks in a manner that detracts from the goodwill associated with such Licensed Trademarks or in a manner contrary to the reasonable instructions of Seller. All goodwill associated with the use of such Licensed Trademarks shall inure to the benefit of Seller. For the purposes of this Section 3.5(a), “Licensed Trademarks” means all trademarks, logos, graphics, and trade dress of Seller or its Affiliates used in connection with the marketing, sale, promotion and packaging of the Transferred Products and which are specific to such Transferred Products (excluding general Seller Trademarks).

(b) In addition, effective as of the First Closing Date, Seller, on behalf of itself and its Affiliates, hereby consents and agrees to the continued use by Buyer of any Trademarks, part number or other product marking that as of each respective First Closing Date and Second Closing Date is incorporated into the Mask Works and/or tooling for any Transferred Product (or successor products that uses such Mask Works or tooling) to extent that the removal of such markings by

Buyer from such Mask Works and/or tooling would entail material costs to Buyer, would interrupt commercial supply of any Transferred Product (or successor products that uses such Mask Works or tooling).

(c) Effective as of each respective First Closing and Second Closing, Seller, on behalf of itself and its Affiliates, hereby consents and agrees to the continued use by Buyer of any part numbers and designations, other than Trademarks, previously used by Seller or its Affiliates in connection with the sale or marketing of Transferred Products or successor products transferred as of such Closing.

ARTICLE 4

CLOSING, PURCHASE PRICE AND PAYMENTS

4.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement in connection with each Closing shall be subject to the satisfaction at or prior to each Closing Date of the conditions set forth in this Section 4.1 applicable to such Closing, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true, correct and complete in all material respects as of the Effective Date and shall be true, correct and complete in all material respects as of such Closing Date as if made on and as of such Closing Date (other than representations and warranties which by their express terms are made solely as of a specified date, which shall be true, correct and complete in all material respects as of such specified date); provided, however, that with respect to the representations and warranties applicable to the Transferred Assets, such representations and warranties to the extent they relate to the Transferred Assets other than the Call Assets shall be true, correct and complete only as of the Effective Date and/or the First Closing Date in accordance with the above, and to the extent they relate to the Call Assets shall be true, correct and complete only as of the Effective Date and/or the Second Closing Date in accordance with the above.

(b) Performance. Seller shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller on or before the applicable Closing Date.

(c) Employees. With respect solely to the First Closing, either

(i) the Key Employee and the three (3) Initial Offer Employees;

(ii) the Key Employee, two (2) Initial Offer Employees and one (1) Secondary Offer Employee; or

(iii) the Key Employee, one (1) Initial Offer Employee and two (2) Secondary Offer Employees

shall have accepted in writing and not revoked an Employment Offer from Buyer, which offers shall be effective and contingent upon the First Closing.

With respect solely to the Second Closing, no Call Employee that, prior to the Second Closing Date, accepted an offer of employment with Buyer, which offers shall be effective at and contingent upon the Second Closing, shall have revoked his or her acceptance of such offer of employment.

(d) Opinion Letter. An opinion of counsel of Seller in a form reasonably satisfactory to Buyer shall have been delivered to Buyer on or before the First Closing Date.

(e) No Material Adverse Effect. Since the Effective Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have a material adverse effect on the Business, the Transferred Products or the Transferred Assets.

(f) Closing Certificate. Buyer shall have received a certificate, dated as of such Closing Date, signed and verified by an officer of Seller on behalf of Seller certifying as to the matters set forth in Sections 4.1(a),(b) and (e).

(g) Consents. All Required Consents shall have been obtained.

(h) Other Agreements. Seller and its Affiliates shall have executed and delivered each of the Collateral Agreements to which they are a party, and such agreements shall remain in full force and effect.

(i) No Proceeding or Litigation.

(i) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement on each respective Closing Date.

(ii) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or have been threatened against Seller or Buyer, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Transferred Assets or asserting that the sale of the Transferred Assets would be illegal or create liability for damages on the respective Closing Date.

(j) Documents. The Document Deliverables, the Collateral Agreements, any other instruments of conveyance and transfer and all other documents to be delivered by Seller to Buyer at such Closing shall be in form and substance reasonably satisfactory to Buyer.

(k) Governmental Filings. Seller and Buyer shall have made all required filings with Governmental Entities, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Buyer shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Buyer’s legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

(l) Transferred Contracts. Each of the Transferred Contracts shall have been assigned, effective as of the relevant Closing Date, to Buyer in accordance with the Assignment and Assumption Agreement entered into at the First Closing and Second Closing, as applicable.

(m) Assignment and Assumption Agreement. The Assignment and Assumption Agreement, which shall include the assumption by Buyer of the Liabilities associated with the qualifications related to the packaging of the Daffodil Integrated Circuit, [***] and [***] (as more fully described in such Assignment and Assumption Agreement), shall have been executed and delivered by Seller and/or its Affiliates, as appropriate, effective as of the relevant Closing Date.

4.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement in connection with each Closing shall be subject to the satisfaction at or prior to each such Closing Date of the conditions set forth in this Section 4.2 relevant to such Closing, any of which may be waived, in writing, exclusively by Seller:

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true, correct and complete in all material respects as of the Effective Date and shall be true, correct and complete in all material respects as of such Closing Date as if made on and as of such Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all material respects as of such specified earlier date).

(b) Performance. Buyer shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer on or before such Closing Date.

(c) Closing Certificate. Seller shall have received a certificate dated as of such Closing Date, signed and verified by an officer of Buyer on behalf of Buyer certifying as to the matters set forth in Sections 4.2(a) and (b).

(d) Other Agreements. Buyer shall have executed and delivered each of the Collateral Agreements to which it is a party, and such agreements shall remain in full force and effect.

(e) Consents. All Required Consents shall have been obtained.

(f) No Proceeding or Litigation.

(i) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement at the First Closing and Second Closing, respectively.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

(ii) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or have been threatened against Seller or Buyer, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Transferred Assets or asserting that the sale of the Transferred Assets to be transferred at the First Closing or Second Closing, as the case may be, would be illegal or create liability for damages.

4.3 First Closing. Subject to the terms hereof, the first closing of the transactions contemplated by this Agreement (the “First Closing”) will take place as promptly as reasonably practicable but no later than two (2) days following the date on which all conditions set forth in Sections 4.1 and 4.2 have been satisfied or waived, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304, or at such other place and time as may be agreed upon by the Parties.

4.4 Right to Call; Second Closing. Subject to the [***] of [***] of the [***] and [***] of the [***] or the [***] to provide Buyer with [***] held by [***] under the [***], at any time during the period beginning on the First Closing Date and ending on the Call Expiration Date, Buyer may decide, in its sole discretion (subject to satisfaction or waiver by the parties of the closing conditions), to purchase the Call Assets on the terms set forth in this Agreement by sending a written notice to Seller (such notice the “Call Notice”) in accordance with Section 14.9. The Second Closing Date shall be (if the Second Closing occurs at all) the earlier of (a) forty-five (45) days after the date of the Call Notice or (b) one (1) week after (i) Seller has delivered updated Schedules related to the Call Assets and an updated Disclosure Schedule (which Disclosure Schedule shall be updated only with respect to the Call Assets) and (ii) Seller has provided Buyer the opportunity to contact and interview and make presentations and Employment Offers to each of the Call Employees as provided in Section 5.1; provided that the Second Closing Date shall not be earlier than two (2) weeks after the date of the Call Notice. If the Second Closing Date is the date specified in subsection (a) above, Seller must deliver such updated Schedules and the Disclosure Schedule, if at all, at least five (5) business days prior to such Second Closing Date. Subject to the terms hereof, the closing of the transactions contemplated by this Agreement in connection with such purchase (the “Second Closing”) shall take place on the Second Closing Date at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304, or at such other place and time as may be agreed upon by the Parties; provided that all conditions set forth in Sections 4.1 and 4.2 have been satisfied or waived by Buyer or Seller, respectively. For purposes of clarification, notwithstanding anything to the contrary herein, including Section 4.1, Buyer is under no obligation to consummate the Second Closing.

4.5 Payments to Seller.

(i) First Closing. At the First Closing, Buyer shall pay to Seller Eleven Million Fifty Thousand United States dollars (US$11,050,000) by wire transfer to a bank account specified by Seller (the “First Closing Payment”).

(ii) Second Closing. At the Second Closing (but only if such Second Closing occurs), Buyer shall pay to Seller [***] by wire transfer to a bank account specified by Seller (the “Second Closing Payment”).

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

4.6 Allocation of Purchase Price. Within ninety (90) days of each Closing Date, Buyer shall provide Seller with a proposed allocation of the applicable Purchase Price among the Transferred Assets (with the Lab Equipment valued at book value) and any other rights acquired hereunder at such Closing in accordance with Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation”). After Buyer provides such Allocation to Seller, the Parties shall cooperate in good faith to mutually agree to appropriate revisions to the Allocation. Each Allocation, if agreed to, shall be conclusive and binding upon Buyer and Seller for all purposes, and the parties agree that all returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the Parties shall not otherwise file a Tax return position inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority.

4.7 Transfer Taxes. All sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (“Transfer Taxes”) imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby shall be borne by Seller. The Parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes. The Party required by law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and to the extent that Buyer pays any such Transfer Taxes, Seller shall promptly reimburse Buyer for the amount of such Transfer Taxes upon receipt of notice that such Transfer Taxes have been paid.

4.8 Responsibility for Taxes and Tax Returns.

(a) Subject to Section 4.8(c) below, Seller and its Affiliates are responsible for the preparation and filing of all returns, estimates, information statements and reports required to be filed with a taxing authority (“Tax Returns”) of Seller or its Affiliates (including Tax Returns required to be filed after the Closing Date), to the extent such Tax Returns include or relate to Seller’s conduct of the Business or Seller’s or its Affiliates’ use, ownership or sale of the Transferred Assets or product by the Business on or prior to the Closing Date. Seller and its Affiliates will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Transferred Assets or the Business.

(b) Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer’s ownership or use of the Transferred Assets or its conduct of the Business attributable to taxable periods (or portions thereof) commencing after the Closing Date. Buyer will make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Transferred Assets or the Business.

(c) In the case of any real or personal property taxes (or other similar Taxes) attributable to the Transferred Assets for which Taxes are reported on a Tax Return covering a period commencing before the Closing on which such assets are transferred and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer and Seller on a per diem basis. The Party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other Party (the “Non-Paying Party”) with notice of payment, and within ten (10) days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

4.9 Cooperation. To the extent relevant to the Business or the Transferred Assets, each Party shall (a) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (b) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall, and shall cause its Affiliate to, retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Seller or its Affiliates of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after each Closing Date without the prior written consent of Buyer.

4.10 Expenses. Except as otherwise provided herein, each Party shall be solely responsible for its own costs and expenses (including those of its employees and attorneys’ fees) incurred in negotiating and consummating the transactions contemplated hereby.

4.11 No Additional Compensation. The Parties agree that Seller shall not be entitled to any additional compensation under any competent jurisdiction and applicable law whatsoever under this Agreement. If under any competent jurisdiction or applicable law a claim for such compensation cannot be validly waived or excluded, the Parties agree that the First Closing Payment shall also cover and be deemed to be a fulfillment of such claim.

4.12 Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax law. Buyer shall promptly pay over any such withheld amount to the appropriate taxing authority and shall provide to Seller a receipt showing such payment. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE 5

EMPLOYEES

5.1 Seller Cooperation.

(a) During the period commencing on the Effective Date and continuing through the First Closing Date with respect to the Designated Employees other than the Call Employees, and during the period commencing on the date of the Call Notice and continuing through the earlier of the Second Closing Date or the Call Expiration Date with respect to the Call Employees, Seller shall assist and cooperate with Buyer to permit Buyer to review compensation data and job descriptions for any such Seller employees. After the relevant Closing Date, Seller shall promptly provide Buyer with copies of the employment files (redacted for Seller or its Affiliates company-wide Confidential Information) of each Designated Employee (including the Key Employee, the Initial Offer Employees and the Call Employees) that has accepted (and not revoked prior to the relevant Closing Date) an Employment Offer from Buyer, and shall promptly provide any additional information about such employees upon Buyer’s reasonable request. After the Effective Date with respect to the Designated Employees (other than the Call Employees) and after the date of the Call Notice with respect to the Call Employees, Seller shall permit Buyer to contact and interview and make presentations and Employment Offers (in Buyer’s sole discretion) to such Seller employees at Seller’s or Buyer’s premises during normal business hours in the presence of a designated representative of Seller, and Seller shall cooperate with Buyer in all such respects. Any disclosures made under this Section 5.1 shall comply with applicable laws.

(b) Within two (2) business days after the public announcement of this Agreement as provided in Section 9.3 (provided, that within one (1) business day after such public announcement, Seller has provided Buyer the opportunity to contact, interview and make presentations to Seller’s Designated Employees (other than the Call Employees and those employees that have already accepted an Employment Offer from Buyer) at Seller’s or Buyer’s premises during normal business hours in the presence of a designated representative of Seller), Buyer shall designate in writing eight (8) Designated Employees (other than the Initial Offer Employees and the Call Employees), which employees shall be the “Secondary Offer Employees”.

5.2 Employment Offers (a) Within two (2) business days after the public announcement of this Agreement as provided in Section 9.3, Buyer shall make Employment Offers to two (2) Secondary Offer Employees; provided, however, that nothing herein shall limit Buyer’s right to make Employment Offers to any additional Designated Employees in its sole discretion. Notwithstanding the foregoing, in the event that an Initial Offer Employee (other than the Key Employee) revokes his or her Employment Offer prior to the First Closing, then Buyer shall make an Employment Offer to the other Secondary Offer Employees until (i) in the case that one (1) Initial Offer Employee (other than the Key Employee) has revoked his or her Employment Offer from Buyer prior to the First Closing, one (1) Secondary Offer Employee has accepted an Employment Offer from Buyer; provided, that if Buyer has extended Employment Offers to each of the Secondary Offer Employees and none of the Secondary Offer Employees has accepted an Employment Offer within forty-eight (48) hours after the extension of such Employment Offer, Buyer shall not be obligated to make any other Employment Offers; (ii) in the case that two (2) Initial Offer Employees (other than the Key Employee) have revoked their Employment Offers from Buyer prior to the First Closing, two (2) of the Secondary Offer Employees have accepted an Employment Offer from Buyer; provided, that if Buyer has extended Employment Offers to each of the Secondary Offer Employees and less than two (2) of the Secondary Offer Employees have accepted an Employment Offer within forty-eight (48) hours after the extension of such Employment Offer, Buyer shall not be obligated to make any other Employment Offers; or (iii) in the case that three (3) Initial Offer Employees (other than the Key Employee) have revoked their Employment Offers from Buyer prior to the First Closing, three (3) of the Secondary Offer Employees have accepted an Employment Offer from Buyer; provided, that if Buyer has extended Employment Offers to each of the Secondary Offer Employees and less than three (3) of the Secondary Offer Employees have accepted an Employment Offer within forty-eight (48) hours after the extension of such Employment Offer, Buyer shall not be obligated to make any other Employment Offers. For the purpose of clarification, in the event that either the Key Employee or four (4) Initial Offer Employees revoke their

Employment Offers from Buyer prior to the First Closing, Buyer shall not be obligated to make any offers to any Secondary Offer Employees; provided, however, that Buyer has the right to make Employment Offers to any Designated Employee if, in its sole discretion, it elects to do so. All Employment Offers will be made in the presence of Seller’s designated representative.

(b) At any time between the date of the Call Notice and the Second Closing Date, Buyer may make an Employment Offer to any Call Employee; provided that Buyer may elect not to make an offer to any Call Employee in its sole discretion; provided further, that neither the extension of such offer by Buyer to any Call Employee or the acceptance of such offer by a Call Employee will obligate Buyer to consummate the Second Closing.

(c) Each Employment Offer made by Buyer as described in Sections 5.2(a) and (b) will (i) be effective and contingent upon the First Closing in the case of Designated Employees (other than the Call Employees), or the Second Closing in the case of the Call Employees, (ii) be subject to and in compliance with Buyer’s standard human resources policies and procedures, including requirements for proof evidencing a legal right to work in the offeree’s country of current employment, (iii) have terms providing for (A) the same base salary that Seller paid to such employee as of April 1, 2005, (B) such employee’s participation in the employee benefit plans maintained by Buyer of general applicability to Buyer’s other employees and (C) such other terms determined by Buyer in its sole discretion, which terms shall be determined after consultation with Seller’s management, and (iv) supersede any prior employment agreements and other arrangements with such employee in effect prior to the First Closing Date in the case of the Designated Employees (other than the Call Employees), or the Second Closing Date in the case of the Call Employees.

5.3 Waiver. Seller hereby agrees to waive any condition or restriction which it may have the contractual right to impose on the hiring and employment of Designated Employees by Buyer.

5.4 COBRA Continuation Coverage. Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will continue to offer a group health plan to employees after the First Closing Date and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). Seller shall indemnify, defend and hold harmless Buyer for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney’s fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to Sellers’ group health plans. Seller further agrees and acknowledges that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Buyer with (a) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (b) all information necessary or appropriate for Buyer to offer continuation coverage to such M&A Qualified Beneficiaries.

5.5 Employee Liability Claims and Indemnification.

(a) As between the Parties, Seller is solely responsible for all of the following from and after the First Closing, which will be considered “Employee Excluded Liabilities” for purposes of this Agreement, including Section 2.8 hereof:

(i) Benefits Liabilities that Seller may owe or have promised to pay to the Designated Employees or any other employees, including payments or entitlements, wages, other remuneration, holiday or vacation pay, bonus, severance pay (statutory or otherwise), commission, pension contributions, taxes, and any other liability, payment or obligations related to employees or contractors;

(ii) all payments with respect to the Designated Employees that are due to be paid prior to or on the First Closing Date and, in the case of the Call Employees, prior to or on the Second Closing Date, (including, without prejudice to the generality of the foregoing, pension contributions, insurance premiums and taxation) to any third party in connection with the employment of any of the Designated Employees; and

(iii) any non-forfeitable claims or expectancies of any Designated Employees from their prior employment with Seller which have been incurred or accrued on or prior to the First Closing Date and, in the case of the Call Employees, on or prior to the Second Closing Date.

(b) All costs and disbursements incurred in connection with the termination of any employment of a Designated Employee or any other Seller employee prior to or in connection with the First Closing Date and, in the case of the Call Employees, prior to or in connection with the Second Closing Date, (including any Designated Employee who does not accept any offer of employment with Buyer) shall be borne by Seller.

ARTICLE 6

COVENANTS AFTER THE EFFECTIVE DATE

6.1 Access.

(a) During the period commencing on the Effective Date and continuing through the First Closing Date with respect to the Transferred Assets other than the Call Assets, upon reasonable prior notice from Buyer to Seller, Seller will (i) afford to Buyer reasonable access to Seller’s books and records related to the Business (including customer information (including contact information)) and (ii) provide Buyer with access to Seller’s management team that oversees the Business.

(b) During the period commencing on the date of the Call Notice and continuing through the earlier of the Second Closing Date or the Call Expiration Date with respect to the Call Assets, Seller will provide Buyer with reasonable assistance in Buyer’s diligence of the Call Assets. Without limiting the foregoing, upon reasonable prior notice from Buyer to Seller, Seller will (i) afford to Buyer reasonable access to the Call Assets and Seller’s books and records related to the Call Assets, and other documents and data related to the Call Assets, (ii) furnish Buyer with copies of any and all Transferred Contracts, Books and Records, and other existing documents and data as

Buyer may reasonably request, including customer information (including contact information), in each case to the extent related to the Call Assets, and (iii) provide Buyer with access to Seller’s management team that oversees the Business related to the Call Assets.

(c) Seller shall maintain and make available the information and records specified in this Section 6.1 in the ordinary course of Seller’s business and document retention policies, as if the transactions contemplated by this Agreement had not occurred.

(d) During the period commencing on the Effective Date and continuing through the earlier of the Second Closing Date or the Call Expiration Date, each Party shall provide the other Party (at such other Party’s expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any personnel within their employ, as may be reasonably requested by either of them in connection with the preparation of any financial statement or Tax Return, or any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes.

6.2 Third Party Consents. Seller shall use commercially reasonable efforts to obtain, at Seller’s expense, within the applicable time periods required, all waivers, Consents and assignments, including all Required Consents, and to effect all registrations, filings and notices with or to third parties or Governmental Entities that are necessary to consummate the transactions contemplated by this Agreement, including by cooperating in good faith to affect any required assignment to Buyer of each of the Transferred Contracts in such a manner that Buyer shall assume only those obligations under such Transferred Contracts arising from Buyer’s performance or non-performance of its obligations under such Transferred Contracts from and after the relevant Closing Date. Notwithstanding the foregoing, and without modifying Seller’s obligations under this Agreement to satisfy any closing conditions set forth in Section 4.1, Seller shall use commercially reasonable efforts to obtain or affect, as the case may be, promptly after the Closing any such consents (other than Required Consents), registrations, filings and notices with or to third parties or Governmental Entities as necessary to fully consummate the transactions contemplated by this Agreement to extent not obtained or affected prior to the relevant Closing.

6.3 Conduct of the Business.

(a) With respect to the Transferred Assets other than the Call Assets, between the Effective Date and the First Closing Date, unless otherwise agreed to by Buyer, such agreement not to be unreasonably withheld, Seller shall conduct the Business in the following manner:

(i) except as otherwise allowed or required pursuant to the terms of this Agreement or as reasonable to facilitate the transactions contemplated hereby, conduct the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(ii) pay the debts and Taxes of the Business when due;

(iii) pay or perform other obligations of the Business when due;

(iv) preserve intact the current business organization of Seller relating to the Business and maintain the relations and goodwill with the suppliers, customers, distributors, licensors, licensees, trade creditors, employees, agents, and others having business relationships with

Seller relating to the Business, with the goal of preserving unimpaired the goodwill and ongoing business of the Business;

(v) confer promptly with Buyer concerning business or operational matters relating to the Business of a material nature;

(vi) sell and ship (including to distributors) products of the Business in the regular and ordinary course, consistent with past practices, and in accordance with Seller’s standard terms, conditions and pricing. Without limiting the foregoing, Seller shall not sell or ship such products in advance of customer orders, on consignment, or if there is a likelihood that such products would be returned by the purchaser or distributor;

(vii) maintain all of the Transferred Tangible Assets in their current condition, ordinary wear and tear excepted, and, in the event of any damage to or destruction of any of the Transferred Assets prior to the Closing Date, promptly replace, repair or restore such Transferred Assets;

(viii) maintain the Books and Records in the usual, regular and ordinary course in substantially the same manner as heretofore maintained;

(ix) promptly notify Buyer in writing of any material event or occurrence not in the usual, regular and ordinary course of the conduct of the Business or any material event involving the Business;

(x) promptly notify Buyer in writing of the occurrence of any event that has resulted, will result, or is reasonably likely to result, in the failure to satisfy any of the conditions specified in Section 4.1 hereof;

(xi) comply with all laws and regulations applicable to the Business;

(xii) maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the Business; and

(xiii) maintain inventory levels consistent with past practice.

(b) With respect to the Call Assets and the Business related to the Call Assets, between the Effective Date and the earlier of the Second Closing Date or the Call Expiration Date, unless otherwise agreed to by Buyer, such agreement not to be unreasonably withheld, Seller shall:

(i) perform its obligations and enforce its rights under the [***] and shall not terminate, amend, modify or violate the terms of the [***] or waive any breach of the obligations of the other party to the [***] provided, however, that a failure to comply with this Section 6.3(b)(i) by virtue of the Seller complying with the terms of this Agreement shall not be a breach of this Section 6.3(b)(i);

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

(ii) not enter into or amend or modify any agreement or take any action which would limit Buyer’s right to consummate the Second Closing on the terms set forth in this Agreement or result in any Lien upon any of the Call Assets; provided, however, that a failure to comply with this Section 6.3(b)(ii) by virtue of the Seller complying with the terms of this Agreement shall not be a breach of this Section 6.3(b)(ii);

(iii) conduct the Business consistent with Seller’s practices Proximate to the Effective Date relating to the Call Assets, including for the purpose of sustaining design-in opportunities (the Parties agree that the foregoing is not a guarantee by Seller that such design-in opportunities will or can be sustained) and pursuing new design-in opportunities; provided, that for the purpose of this Section 6.3(b)(iii), the term “Business” shall (A) be limited to the activities of the six (6) Call Employees or other reasonably suitable employee (which may include, following Seller’s consultation with Buyer, a replacement employees in the event that a Call Employee terminates his or her employment with Seller) and subject to job functions or expertise adjustment as may be agreed between the Parties, (B) not involve any research and development activities and (C) not involve any development of derivative products;

(iv) meet with Buyer once every month at a mutually agreeable time and place (which may be by teleconference) and provide Buyer with an update on the status of the Business as it relates to the Call Products;

(v) pay the debts and Taxes of the Business related to the Call Assets when due;

(vi) pay or perform other obligations of the Business related to the Call Assets when due;

(vii) maintain all of the tangible Call Assets in their current condition, ordinary wear and tear excepted, and, in the event of any damage to or destruction of any of the Call Assets prior to the Second Closing Date, promptly replace, repair or restore such Call Assets;

(viii) maintain the Books and Records related to the Call Assets in the usual, regular and ordinary course in substantially the same manner as heretofore maintained;

(ix) promptly notify Buyer in writing of any event or occurrence not in the usual, regular and ordinary course of the conduct of the Business related to the Call Assets or any material event involving the Business related to the Call Assets;

(x) promptly notify Buyer in writing of the occurrence of any event that has resulted, will result, or is reasonably likely to result, in the failure to satisfy any of the conditions specified in Section 4.1 hereof related to the Second Closing;

(xi) comply with all laws and regulations applicable to the Business related to the Call Assets; and

(xii) maintain insurance coverage in amounts then adequate to cover the reasonably anticipated risks of the Business related to the Call Assets.

(c) Notwithstanding the foregoing, a determination of non-performance or a violation by Seller of the [***] as a direct result of Seller’s compliance with the terms of this Agreement or the Business related to the Call Assets as may be agreed upon by the Parties shall not be deemed to be a breach by Seller of this Agreement.

6.4 Intellectual Property.

(a) Except as otherwise expressly permitted by this Agreement, between the Effective Date and the earlier of the Second Closing Date or the Call Expiration Date, Seller will not, without the prior written consent of Buyer, do the following; provided, however, that upon the First Closing, none of the following shall apply to any of the Transferred Assets other than the Call Assets:

(i) enter into any inbound license agreement with respect to Intellectual Property Rights or Technology of any third party to be incorporated in or used in connection with the Transferred Assets or the Business;

(ii) sell, lease or otherwise transfer or dispose of or encumber (including any Lien), or enter into any outbound license agreement (including any covenant not to sue a third party) with respect to, any of the Transferred Assets or the Business; or

(iii) enter into any other contract relating to (A) the sale or distribution of any Transferred Technology, (B) the provision of any services related to the Business, or (C) any other of the Transferred Assets.

None of the foregoing shall restrict Seller from (A) sales of products to customers in the ordinary course of the Business and consistent with past practices or (B) cross-license arrangements where the inclusion of Intellectual Property Rights related to the Transferred Assets or the Business is merely incidental to a broad cross-license covering substantial additional Intellectual Property Rights of Seller or its Affiliates.

(b) Between the Effective Date and the relevant Closing Date, Seller shall, or shall cause it Affiliates to, take all actions, and not omit to take any action, necessary to preserve and maintain all Assigned IPR, including payment of any Patent issuance, maintenance or other fees when due and the filing of any documents, certificates or notices when due related to the prosecution or maintenance of any Assigned IPR.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

6.5 Commercially Reasonable Efforts. The Parties shall use commercially reasonable efforts (a) to cause to be fulfilled and satisfied all of the conditions to the First Closing to be fulfilled and satisfied by each of them and (b) to cause to be performed all of the matters required of each of them at the First Closing. If Buyer provides the Call Notice to Seller described in Section 4.4, Seller shall use commercially reasonable efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Second Closing to be fulfilled and satisfied by it and (ii) to cause to be performed all of the matters required of it at the Second Closing.

6.6 No Other Bids. Except as expressly permitted herein, until the earlier to occur of the Second Closing Date, the Call Expiration Date or the termination of this Agreement pursuant to its terms, neither Seller nor any of its Affiliates, officers, directors, employees, stockholders, agents or other representatives shall, directly or indirectly, (a) initiate, solicit, entertain or encourage (including such activities by way of furnishing information regarding the Business or the Transferred Assets) any proposals, inquiries or offers, or make any statements to third parties which may reasonably be expected to lead to any proposal, inquiry or offer, from any Person concerning the acquisition or license of all or any material portion of the Business or the Transferred Assets or (b) negotiate, engage in any substantive discussions, or enter into any agreement, with any Person concerning the acquisition or license of all or any material portion of the Business or the Transferred Assets. Seller will promptly inform Buyer in writing of any written third party inquiries or proposals received by Seller that reasonably could be considered an inquiry with respect to, or offer to, purchase all or part of the Business and shall provide to Buyer the name of such third party. The covenants in this Section 6.6 will apply to any and all discussions in which Seller is currently involved with third parties, and Seller shall immediately terminate all such discussions. Nothing in this Section 6.6 shall impose upon Seller, its Affiliates, officers, directors, employees, stockholders, agents or other representatives any obligation to deliver any notice to Buyer that is not required by Section 14.16, or prohibit Seller its Affiliates, or such individuals from taking any action in anticipation or in furtherance of an assignment permitted by Section 14.16.

6.7 Employees.

(a) Between the Effective Date and the First Closing Date, Seller will not, without the prior written consent of Buyer, such consent not to be unreasonably withheld:

(i) fire, or give notice of termination to, any Designated Employee (other than for cause; provided that Buyer is provided with five (5) days prior written notice of such firing or giving of notice of termination);

(ii) reassign any Designated Employee to a different business of Seller;

(iii) hire any employees relating to the Business;

(iv) change, increase or amend the rate of remuneration or amount of bonuses or other benefits or any other terms of employment of any Designated Employee (except for base salary increases currently scheduled to take effect on April 1, 2005 which have been previously disclosed to Buyer in writing and for reasonable incentive payment to certain Initial Offer Employees including payments of $25,000 to two Initial Offer Employees);

(v) grant any severance or termination pay (whether payable in cash, stock or other equity instruments) to any Designated Employee, or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any Designated Employee on the date hereof; or

(vi) adopt or amend any employment contract with a Designated Employee.

(b) Between the First Closing Date and the earlier of the Second Closing Date or the Call Expiration Date, Seller will not, without the prior written consent of Buyer, such consent not to be unreasonably withheld:

(i) fire, or give notice of termination to, any Call Employee (other than for cause; provided that Buyer is provided with five (5) days prior written notice of such firing or giving of notice of termination),

(ii) reassign any Call Employee to a different business of Seller;

(iii) change, increase or amend the rate of remuneration or amount of bonuses or other benefits or any other terms of employment of any Call Employee (except for base salary increases currently scheduled to take effect on April 1, 2005 which have been previously disclosed to Buyer in writing and other changes affecting a substantial portion of the company that Seller may make from time to time, which changes shall promptly be disclosed to Buyer and for reasonable incentive payments with the purpose of retaining the Call Employee during the Call Period);

(iv) grant any severance or termination pay (whether payable in cash, stock or other equity instruments) to any Call Employee, or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any Call Employee on the date hereof; or

(v) adopt or amend any employment contract with a Call Employee.

6.8 Other Covenants. Except as otherwise expressly permitted by this Agreement, between the Effective Date and the earlier of the Second Closing Date or the Call Expiration Date, Seller will not, without the prior written consent of Buyer, do the following; provided, however, that upon the First Closing, none of the following shall apply to any of the Transferred Assets other than the Call Assets:

(i) revalue any of the Transferred Assets, including writing down the value of any inventory;

(ii) amend or modify, or violate the terms of, any of the Transferred Contracts;

(iii) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case relating to the Business, the Products and the Transferred Assets;

(iv) create, incur or assume any Liability that would materially and adversely affect the Business, the Transferred Assets or Buyer’s ability to conduct the Business in substantially the same manner and condition as conducted by Seller on the Effective Date;

(v) without prior notice to and consultation with Buyer, commence or settle any legal actions or proceedings or obtain any releases of threatened actions or proceedings involving or relating to the Business or the Transferred Assets; or

(vi) take any action, or fail to take any action, that would result in any of the representations and warranties set forth in Article 10 not being true and correct in accordance with their terms, as they may be updated with regard to the Call Assets.

6.9 Post-Closing Cooperation. Seller agrees that, if requested by Buyer, at Buyer’s sole cost and expense, it shall, or shall cause its Affiliates to, reasonably cooperate with Buyer in enforcing the terms of any agreements between Seller or its any of its Affiliates and any third party involving the Business, including terms relating to confidentiality and the protection of Intellectual Property Rights. In the event that Buyer is unable to enforce its Intellectual Property Rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees, or shall cause its Affiliates, to reasonably cooperate with Buyer in enforcing such rights. Buyer agrees to fully indemnify Seller Indemnitiees in accordance with Section 12.4 for any Losses arising out of or in connection with this Section 6.9.

6.10 Sublicenses. During the warranty period set forth in Section 12.1, if Seller has the right to grant to Buyer a sublicense to a Patent licensed by a third party to Seller solely upon the payment of consideration and such Patent would be a Licensed Seller Patent were it Controlled by Seller, and Buyer reasonably believes that such third party may assert a claim of infringement regarding such Patent against Buyer or its Affiliates, Seller shall, upon Buyer’s request and payment of such consideration, grant Buyer a sublicense to such Patent.

6.11 Compliance with Disclosure Requirements. As soon as practicable following the Effective Date, and in any event within forty-five (45) calendar days following the First Closing Date (and within forty-five (45) calendar days of the Second Closing Date, if applicable), Seller shall provide financial information covering the Business to Seller’s auditors to prepare and deliver for and on behalf of Buyer the audited financial information (and a accountants’ report from an independent certified public accounting firm of nationally recognized reputation with respect thereto) required to be filed by Buyer with respect to the acquisition of the Business pursuant to Item 2.01 and Item 9.01 of Form 8-K (the “Audited Financial Information”). Seller shall use commercially reasonable efforts to cooperate in the preparation of the Audited Financial Information so that the Audited Financial Information (a) shall be prepared based on the books and records of Seller related to the Business, (b) shall present items accounted for in accordance with GAAP consistent with the methods of accounting used by Seller for purposes of preparing the accounting of such items in connection with the preparation of Seller’s financial statements for prior periods, and (c) shall present fairly the financial condition and results of the Business as of the dates and during the periods presented therein. Buyer shall reimburse Seller the fees of Sellers’s accountants in connection with this Section 6.11 for all amounts in excess of fifty thousand United States dollars ($50,000) within fifteen days of an invoice therefore.

6.12 No Post-Closing Retention of Copies. Within a reasonable time after each respective First Closing and Second Closing, but in no event later than twenty (20) business days after such Closing, Seller shall, or shall cause its Affiliates to, use commercially reasonable efforts to deliver (without limiting Seller’s obligation to deliver the Transferred Assets in accordance with the other provisions of this Agreement) to Buyer or destroy copies of Transferred Assets to be transferred as of such Closing in Seller’s or its Affiliate’s possession that are in addition to copies delivered to Buyer as part of such Closing, whether such copies are in paper form, on computer media or stored in another form; provided, however, that (a) Seller and its Affiliates are entitled to possess such copies to the extent expressly permitted by this Agreement or to the extent required by any applicable law, rule or regulation, (b) Seller and its Affiliates may retain and use copies of financial books and records relating to the Business, (c) Seller and its Affiliates may retain copies of the Transferred Contracts, emails, electronic documents and Retained Seller Technology and (d) Seller may retain in a secure location one (1) copy of any or all of the Transferred Assets solely for archival purposes and as may be needed in the context of arbitration, litigation, mediation or government action or regulation; provided further, that this Section shall not apply to the assets that are exclusively Call Assets until and if the Second Closing occurs.

ARTICLE 7

COVENANT NOT TO COMPETE OR SOLICIT

7.1 Covenant Not to Compete. Beginning on the First Closing Date and ending on the thirty (30) month anniversary of the First Closing Date, neither Seller nor any of its Affiliates or permitted successors or assigns shall, directly or indirectly, without the prior written consent of Buyer, engage anywhere in the world in (whether as an agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), in the design, manufacture, marketing or sale of Transferred Devices or similar products intended for use in the Field, or otherwise engage in a business in the Field (the foregoing, the “Restricted Activities”); provided, however, that nothing in this Section 7.1 shall restrict Seller from acquiring ownership of an equity interest not greater than fifteen percent (15%) in an entity engaged in the Restricted Activities, provided that during the four (4) consecutive calendar quarters prior to Seller’s acquisition of such equity interest and at all times thereafter, such entity’s engagement in the Restricted Activities contributed not more than twenty-five percent (25%) of the total sales of such entity.

Notwithstanding the foregoing provisions of this Section 7.1, during the period beginning on the First Closing Date and ending on the Second Closing Date (or if such Second Closing does not occur, then perpetually thereafter), Seller and its Affiliates may engage in the foregoing activities in accordance with Section 6.3(b) solely with respect to the Call Assets. Notwithstanding the forgoing, nothing herein shall restrict Seller’s or its Affiliates’ engaging in business activities outside of the Field or Seller or its Affiliates’ engaging in business activities with respect to: (i) discrete components, (ii) physical-layer devices, (iii) memory and (iv) ASICs where the intellectual property contained in the “Field” definition of this Agreement is substantially supplied by customer.

7.2 Covenant Not to Solicit or Hire. Except as provided in Section 5.2, beginning on the First Closing Date and ending on the second (2nd) year anniversary of the First Closing Date,

neither Seller or its Affiliates nor Buyer or its Affiliates shall, directly or indirectly, without the prior written consent of the other Party, solicit to employ any of the employees of the other Party who perform services for such Party in connection with such Party’s engagement in the Business or encourage any such employee of the other Party to terminate his or her employment with the other Party. For purposes of the preceding sentence, the terms “solicit” and “encourage” shall not include the following activities: (a) advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available for general distribution to the public without specific reference to any particular employees, (b) participation by a Party in any hiring fair or similar event open to the public not targeted at the other Party’s employees, and (c) use of recruiting or employee search firms that are not targeting employees of the other Party.

7.3 Severability of Covenants. The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city and state of any geographic area where any business is carried on by Buyer. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If the provisions of this Article 7 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

7.4 Equitable Remedy. Seller agrees that it would be impossible or inadequate to measure and calculate Buyer damages from any breach of the covenants set forth in this Article 7. Accordingly, Seller agrees that if it breaches any provision of this Article 7, Buyer will have available, in addition to any other right or remedy otherwise available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement without the requirement that Buyer post a bond.

ARTICLE 8

OTHER POST-CLOSING COVENANTS

8.1 Documentation and Validation of Transferred Technology. Without otherwise limiting Seller’s obligations to deliver the Documentation Deliverables at each Closing, to the extent that the Documentation Deliverables have not been delivered or Buyer requires Seller’s assistance with the Validation of the Transferred Technology, Seller shall (i) for a period of six (6) months following such Closing, reasonably deliver the Documentation Deliverables and (ii) to the extent that Seller has engineering resources available that are involved with the Business and who have not been reassigned Seller shall provide Buyer with reasonable assistance to perform the Validation for a period of forty-five (45) days following the relevant Closing.

8.2 Omission of Assets. If, prior to the nine (9) month anniversary of the First Closing Date and the Second Closing Date, but only if the Second Closing occurs, respectively, it is determined that either (a) a material Transferred Asset that falls within the definition of a “Transferred Asset”, was not included transferred to Buyer as of such Closing, or (b) a material asset that does not fall within the definition of a “Transferred Asset” was inadvertently transferred to

Buyer as of such Closing, Seller or Buyer, as the case may be, shall promptly, without payment of consideration, transfer and assign such asset to the Party who was intended to receive or retain such asset, as the case may be, which transfer or receipt, as the case may be, shall be deemed to have been effective as of such Closing Date, and the relevant Schedule shall be amended accordingly.

8.3 Design Files and Mask Works. Possession of Mask Works. At each respective First Closing and Second Closing, except as provided herein, Seller shall, or shall cause its Affiliates to, transfer to Buyer all rights in the Mask Works for the Transferred Products and the Call Products used by Seller within the six (6) months prior to the relevant Closing Date. If such Mask Works are in the possession of a third party, then Seller shall, or shall cause its Affiliates to, provide notice to such third party that Buyer owns all rights in such Mask Works.

8.4 Transferred Websites. For a period of ninety (90) days following the Closing Date and subject to Seller’s internal policies on providing web links to third parties, Seller shall use commercially reasonable efforts to include a link to a web page designated by Buyer at those places in Seller’s websites that contained references to the Transferred Products together with a caption that reads substantially as follows: “For more Exar tools and programs, click here:”.

8.5 Transitional Services. Seller agrees that, if requested by Buyer, Seller shall, or shall cause it Affiliates to, provide certain testing services and package qualification with respect to the Daffodil Integrated Circuit for the period beginning on the First Closing Date and ending on the six (6) month anniversary of the First Closing Date and provide certain marketing support services for the period beginning on the First Closing Date and ending on the Call Expiration Date, all pursuant to the terms set forth on Schedule 8.5.

ARTICLE 9

CONFIDENTIAL INFORMATION

9.1 Confidential Information Exclusions. Notwithstanding the provisions of Section 1.22, Confidential Information shall exclude information that the Receiving Party can demonstrate: (a) was independently developed by the Receiving Party without any use of the Disclosing Party’s Confidential Information or by the Receiving Party’s employees or other agents (or independent contractors hired by the Receiving Party) who have not been exposed to the Disclosing Party’s Confidential Information; (b) becomes known to the Receiving Party, without restriction, from a source (other than the Disclosing Party) that had a right to disclose it without breach of this Agreement or any other agreement; (c) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Receiving Party; or (d) was rightfully known to the Receiving Party, without restriction, at the time of disclosure.

9.2 Confidentiality Obligation.

(a) The Receiving Party shall treat as confidential all of the Disclosing Party’s Confidential Information and shall not use or disclose to third parties such Confidential Information except as expressly permitted under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care that it uses to prevent the disclosure of its own confidential information, but in no event with less than reasonable care, to prevent the disclosure of the Disclosing Party’s Confidential Information.

(b) Notwithstanding the foregoing Section 9.2(a), after the Closing the following shall be deemed the Confidential Information of Buyer and the obligations set forth in Section 9.2(a) shall no longer apply to Buyer with respect thereto: (i) any Seller Confidential Information constituting or included with the Transferred Assets and (ii) any Seller Confidential Information constituting or included with Retained Seller Technology.

9.3 Confidentiality of Agreement and Public Announcements. The Parties agree that, notwithstanding anything to the contrary herein, the financial terms and conditions of this Agreement (including the Purchase Price and the terms and conditions regarding the call option and the Second Closing), but not the existence of this Agreement or the other terms hereof, shall be treated as the Confidential Information of each Party. In addition, no reference to the terms and conditions of this Agreement or the transactions contemplated herein may be made by either Party in any form of public or commercial announcement or advertising without the prior written consent of the other Party; provided, however, that a Party may (a) disclose Buyer’s purchase of the Transferred Products to purchasers of the Transferred Products, (b) disclose Confidential Information in confidence to legal counsel and accountants of the disclosing Party, or (c) disclose, upon prior written notice to the other Party, the terms and conditions of this Agreement: (i) as otherwise required by any Governmental Entity, (ii) as required by law or (iii) in confidence, in connection with the enforcement of this Agreement or the disclosing Party’s rights under this Agreement. Notwithstanding anything herein to the contrary, either Party may disclose the terms and conditions of this Agreement (including the Purchase Price and the terms and conditions regarding the Second Closing), without the consent of the other Party, in documents, reports and exhibits required to be filed with the U.S. Securities and Exchange Commission or foreign equivalents, which documents, reports and exhibits may become publicly available; provided, that the Party making any such filing shall use commercially reasonable efforts to seek confidential treatment of the terms and conditions regarding the Second Closing and the call option. The Parties agree to make mutually agreed public announcements concerning this Agreement within two (2) business days after the Effective Date.

9.4 Remedies. The Parties hereby agree that unauthorized use by a Party of the other Party’s Confidential Information will diminish the value of such information. Therefore, if a Party breaches any of its obligations with respect to maintaining the confidentiality of or the use of Confidential Information hereunder, the other Party shall be entitled to seek equitable relief to protect its interest therein, including injunctive relief, as well as money damages.

9.5 Required Disclosure. In the event the Receiving Party must disclose the Disclosing Party’s Confidential Information pursuant to the order or requirement of a court, administrative agency, or other Governmental Entity, the Receiving Party shall provide prompt notice thereof to the Disclosing Party to allow the Disclosing Party time to attempt to obtain a protective order, and the Receiving Party shall also use its reasonable efforts to obtain a protective order, assist Disclosing Party in obtaining a protective order or otherwise prevent public disclosure of such information.

9.6 Waiver of Confidentiality Provisions. The Parties agree that Seller’s Confidential Information which is directly related to the Business and known to the Designated Employees is included in the Transferred Assets under this Agreement. Accordingly, to the extent a Designated Employee hired by Buyer would, as a result of an employment or other agreement between Seller and that Designated Employee, be restricted from disclosing Confidential

Information which is directly related to the Business to Buyer or from using such information on Buyer’s behalf or otherwise in connection with its employment by Buyer, Seller agrees to, and hereby does waive, in favor or Buyer, any right that it may have to enforce such restrictions and consents to Buyer’s use and disclosure of such Confidential Information for its own benefit and on its own behalf, without restriction.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, subject to such exceptions as are specifically set forth in the disclosure schedule (referencing the appropriate Section and paragraph numbers) attached hereto as Exhibit A (the “Disclosure Schedule”) dated as of the First Closing Date or Second Closing Date, as applicable, as follows. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the relevant representation or warranty and the exception with reasonable particularity. To the extent that any of the following representations and warranties relate exclusively to the Call Assets or events or circumstances relevant as of the Second Closing Date, such representation and warranty shall be deemed to have been made with respect to only the Second Closing Date. For the avoidance of doubt, and notwithstanding anything herein to the contrary, all of the representations, warranties and covenants with regard to the First Closing shall exclude the Call Assets and all of the representations, warranties and covenants as of the Second Closing shall only apply to the Call Assets. Furthermore, to the extent that the representations, warranties or covenants apply to any Transferred Product, they shall only apply to such Transferred Product as is the current version in commercial production as of the relevant Closing Date.

10.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct the Business as it is presently being conducted and to own or lease its properties and assets including the Transferred Assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, either individually or in the aggregate, have a material adverse effect on the Transferred Assets or Business.

10.2 Authorization of Transaction. Seller has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and as of each relevant Closing Date to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Seller’s Board of Directors and by all other necessary corporate action on the part of Seller, and no further actions are required on the part of Seller, any Affiliate of Seller or any of its stockholders to authorize the Agreement, the Collateral Agreements, the performance by Seller of its obligations hereunder and thereunder, and the transactions contemplated hereby or thereby. The signatory officers of Seller have the power and authority to execute and deliver this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof. This Agreement and the Collateral Agreements have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller (and its Affiliates, to the extent any such Affiliate is a party to any Collateral Agreement), enforceable in accordance with their terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

10.3 Non-contravention. None of the execution, delivery or performance of this Agreement or the Collateral Agreements, the consummation of the transactions contemplated hereby or thereby, nor compliance by Seller (or its Affiliates, to the extent any such Affiliate is a party to any Collateral Agreement) with any of the provisions hereof or thereof, will, with or without the passage of time or the delivery of notice or both, (a) violate or conflict with any terms, conditions or provision of the Certificate of Incorporation or Bylaws of Seller or any Affiliate of Seller, (b) as of each relevant Closing Date violate, conflict with, result in a breach of or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate or modify under, or require a notice under, or result in the creation of any Lien upon any of the Transferred Assets under, any contract, lease, sublease, license, sublicense, franchise, patent, permit, indenture, agreement for borrowed money or mortgage, instrument of indebtedness, security interest or other arrangement to which Seller or any Affiliate of Seller is a party or by which it is bound or to which any of its assets are subject, (c) violate any statute, ordinance, law, rule, regulation, order, writ, injunction or decree of any Governmental Entity, or (d) as of each relevant Closing Date impose any Lien on any Transferred Assets or the Business (any such event, a “Conflict”).

10.4 Consents. Except for the Required Consents, no consent, waiver, approval, authorization or order of, or registration, declaration or filing with, or permit from, any Governmental Entity or any third party is required by or with respect to Seller or any of its Affiliates in connection with the execution and delivery of this Agreement or the Collateral Agreements or as of each relevant Closing Date the consummation of the transactions contemplated hereby or thereby.

10.5 Restrictions on Transaction. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller or any Affiliate of Seller is a party or otherwise binding upon Seller or any of its Affiliates which as of each relevant Closing Date has or may have the effect of prohibiting the transactions contemplated by this Agreement or the Collateral Agreements or impairing the Transferred Assets or the value thereof in any material respect. Except for this Agreement, neither Seller nor any Affiliate of Seller has entered into any agreement that restricts Seller or any of its Affiliates with respect to selling, licensing or distributing the Transferred Products, providing services related to the Transferred Products or otherwise conducting the Business.

10.6 Title of Properties; Absence of Liens and Encumbrances; Condition. Seller and its Affiliates have good and valid title to all of the Transferred Assets and the unrestricted power and the unqualified right to sell, assign and deliver to Buyer the Transferred Assets free and clear of any Liens at the relevant Closing. At the First Closing, Seller will transfer, or cause its Affiliates to transfer, to Buyer good, valid and marketable title to all of the Transferred Assets (other than the Call Assets) free and clear of any Liens, and, at the Second Closing (but only if such Second Closing occurs), Seller will transfer, or cause its Affiliates to transfer, to Buyer good, valid and marketable title to all of the Call Assets free and clear of any Liens. The Transferred Tangible Assets are in good condition and repair, subject to normal wear and tear.

10.7 Intellectual Property Rights.

(a) Schedules. All schedules referenced in this Section 10.7 are complete and accurate in all material respects. Schedule 1.86 includes all material tangible assets required to be transferred to Buyer pursuant to this Agreement. Except for those Patents listed in Section 10.7(a) of the Disclosure Schedule, Schedule 1.4 includes all Patents that were either (i) acquired by Seller in connection with its acquisition of the Business in 2001 or (ii) in which a Seller employee engaged in the conduct of Business is a listed inventor.

(b) Assigned IPR. Schedule 10.7(b) lists all Transferred Assets that are Registered IP, including the Assigned Patents. All such Registered IP is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and is not subject to any unpaid maintenance fees or taxes or actions falling due within one hundred twenty (120) days after March 18, 2005. All Assigned IPR is free and clear of all Liens. To the Knowledge of Seller, all Assigned IPR is valid and subsisting. To the Knowledge of Seller, there are no proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Assigned IPR. Seller has not made any misrepresentations to Governmental Entity in the prosecution and maintenance of any Transferred Assets that are Registered IP, or otherwise impaired the enforceability of such Registered IP through action or inaction. Immediately prior to the First Closing, all Assigned Patents are solely and exclusively owned by Seller or its Affiliates, and all assignments of the Assigned Patents (from the inventors thereof and any and all intermediate assignees) are effective and have been properly recorded with the appropriate Governmental Entity.

(c) Non-Infringement.

(i) To the Knowledge of Seller, the Transferred Products sold or offered for sale by Seller as of or prior to each respective Closing Date did not prior to such Closing Date, and when manufactured used, sold, imported or offered for sale by Buyer following such Closing Date in the same manner, will not, infringe or misappropriate the Intellectual Property Rights of any third party.

(ii) To the Knowledge of Seller, the conduct of the Business (including the making, using, selling, importing or offering for sale of the Transferred Product) prior to each respective Closing Date by Seller and its Affiliates did not, and the conduct of the Business (including or the making, using, selling, importing or offering for sale of the Transferred Product) by Buyer following each respective Closing Date in the same manner, will not (A) infringe or misappropriate the Intellectual Property Rights of any Person or (B) to the Knowledge of the Seller, constitute unfair competition or trade practices under the laws of any jurisdiction.

(iii) Neither Seller nor any of its Affiliates has received notice from any Person claiming or alleging any infringement, misappropriation, or violation of a third Person’s Intellectual Property Rights with respect to the Business.

(iv) To the Knowledge of Seller, no Person is infringing or misappropriating the Assigned IPR.

(d) Ownership. Following each Closing Buyer will own exclusively all such Transferred Technology and Assigned IPR transferred and assigned as of such Closing. All of the Transferred Technology and the Intellectual Property Rights therein and thereto, either (i) were created by an employee of Seller, within the scope of that employee’s employment, such that ownership of and all Intellectual Property Rights in and to the Transferred Assets has vested in Seller pursuant to a written agreement under which the employee agreed to assign ownership of all inventions to Seller, or (ii) were created by another Person for Seller, and Seller has a written agreement with that Person a form of which has been provided to Buyer under which Seller has obtained ownership of, and is the owner of, all such Transferred Technology and Intellectual Property Rights. Seller has taken all steps that are reasonably required to protect Seller’s rights in confidential information and trade secrets of Seller or provided by any other person to Seller, including entering into a binding proprietary information, confidentiality and assignment agreement with each of its employees, consultants and contractors, each of which have been provided to Buyer. Neither Seller nor any of its Affiliates has transferred ownership of or, granted any exclusive licenses to, any Intellectual Property Rights of Seller or any of its Affiliates otherwise required to be transferred to Buyer as a Transferred Asset.

(e) Transferred Product and Product Software.

(i) Schedule 1.84 is a complete and accurate list of all semiconductor devices intended or designed for use in the Field (other than the Excluded Assets) and (A) sold or offered for sale by Seller or its Affiliates at any time during the twelve (12) month period prior to the First Closing Date or (B) that were under development by (or for) Seller or any of its Affiliates (in whatever stage of development and in whatever form) at any time during the twelve (12) month period prior to the First Closing Date. Without limiting the foregoing, the Daffodil Integrated Circuit is the only Transferred Device in commercial production Proximate to the date hereof. At the Second Closing Date, Schedule 10.7(e)(i) will be a complete and accurate list of all Call Products that as of such date and at anytime during the twelve (12) month period prior to such date are or have been sold or offered for sale by Seller or its Affiliates or that are under development by Seller or any of its Affiliates.

(ii) Seller has taken reasonable steps and implemented reasonable procedures (based on standard industry practice) to ensure that the Transferred Products in commercial production Proximate to the Effective Date are free from defects, bugs, viruses and other disabling codes that would have a material adverse effect on such Transferred Products (collectively, “Bugs”).

(iii) Seller has used a system and a procedure for tracking those Bugs, the results of which have been shared with Buyer and are included in the Transferred Assets.

(iv) Each of the Transferred Products in commercial production Proximate to the Effective Date complies in all material respects with the specifications therefore. There are no material defects or errors in any of the designs for any Transferred Product in commercial production Proximate to the Effective Date. The identified bugs are described in the errata sheet and application notes provided to Buyer, provided that there is no guarantee that additional bugs are not identified in the future or the that identified bugs are not later classified as material. The Transferred Products in commercial production Proximate to the Effective Date when manufactured in accordance with the design and specifications therefore will be free from material defects. Notwithstanding anything in this Agreement to the contrary, the remedy for a breach of the representations, warranties and covenants set forth in this Section 10.7(e)(iv) shall be solely as set forth in Section 12.5.

(v) To the extent the Transferred Products or other Transferred Technology include or incorporate any open source, public source or freeware, or any modification or derivative thereof, including any version of any Open Source Software, Seller has disclosed and described to Buyer, in writing, the manner in which such Open Source Software is incorporated or included. No third party possesses any copy of any material source code to any Product Software or other Software included in the Transferred Assets. Other than as explicitly set forth in this Agreement or Schedule 1.69 (Retained Seller Technology), as of the relevant Closing Seller will have delivered, or will have caused its Affiliates to deliver, to Buyer the Transferred Assets and neither Seller nor any of its Affiliates will have retained any copy of any source code to any Product Software or other material Software included in the Transferred Assets except as otherwise permitted herein.

(vi) With respect to Transferred Devices in commercial production Proximate to the Effective Date, all design databases, GDS II files and other information necessary to manufacture, design, test and simulate, and necessary for the verification of, all of the Transferred Devices will correspond in all material respects (except with respect to the GDS II files which shall correspond exactly) to such Transferred Devices at the time of the relevant Closing. Schedule 1.29(c) lists any Device Software and other material Software that is included in or part of the current version of the Transferred Devices as firmware or otherwise or that is part of, used in or necessary to the use, operation, programming, verification, testing, support or application Software of any Transferred Device or the reference design related thereto that is owned by a third Person, and neither Seller nor its Affiliates is a party or subject to any contract, license or agreement with respect to such Device Software or other material Software except as set forth on Schedule 10.7(f)(i).

(vii) As of the Effective Date, the Daffodil Integrated Circuit in its current form is acceptable to Alcatel and Marconi and neither Seller nor any of its Affiliates has made any binding promise or binding commitment, and is not bound by any binding promise, to Alcatel, Marconi or any other third party to create a new version, re-spin, metal change, redesign, update or improvement to the Daffodil Integrated Circuit for any purpose including to address any defects, bugs or errors in the Daffodil Integrated Circuit or to create any new applications, capabilities or features in the Daffodil Integrated Circuit, nor has Seller Knowledge of any reason to do any of the foregoing. Except that the preceding excludes the fulfillment of future agreements by Buyer (in Buyer’s discretion) if requested by customers to fix the bugs in the errata list and application notes which are qualified as material in the future or future material bugs or to integrate new desired features as may be agreed to with the customer from time to time. Proximate to the Effective Date, the Daffodil Integrated Circuit is fully functional in all material respects in accordance with its specifications and the errata sheet and application notes provided by Seller to Buyer.

(viii) As of the Effective Date, neither Seller nor its Affiliates have received notice from Marconi or Alcatel, or has any reason or basis to believe, that either Marconi or Alcatel will not continue to buy Daffodil Integrated Circuits in the future in quantities (i) in the case of Marconi, consistent with the discussions by and among Buyer, Seller and Marconi on the March 10, 2005 meeting in Genova; and (ii) in the case of Alcatel, consistent with the discussions by and among Buyer, Seller and Alcatel on the March 10, 2005 meeting in Vimereata where Alcatel expressed a current visibility to purchase approximately six thousand (6,000) Daffodil Integrated Circuits in 2005.

(f) Agreements.

(i) Schedule 10.7(f)(i) lists all contracts, licenses or agreements to which Seller or any Affiliate of Seller is a party (A) regarding the licensing to, or acquisition of, any third party Intellectual Property Rights or Technology primarily related to or used in the Business or incorporated into the Transferred Products; provided that, except for design, development and support tools licenses, “shrink-wrap” or similar object code-only licenses for commercially available Software the license fee for which is less than Twenty Thousand United States dollars (US$20,000.00) need not be listed on Schedule 10.7(f)(i), or (B) primarily related to the sale or licensing of any Assigned IPR, including any covenants not to sue thereunder, other than non-exclusive object code-only licenses granted by Seller in the ordinary course and provided that forms of such licenses have been provided to Buyer. There are no contracts, licenses or agreements between Seller or any of its Affiliates and any other Person with respect to the Transferred Assets under which there is any dispute or, to the Knowledge of Seller, any threatened material dispute regarding the scope of such agreement or performance under such agreement.

(ii) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer, by operation of law or otherwise, of any material contracts or agreements to which Seller or any of its Affiliates is a Party, will result, under the terms of any contract, license or agreement of Seller or any of its Affiliates, in (A) Buyer granting to any third party any right to or with respect to any Technology or Intellectual Property Rights Right owned by, or licensed to, Buyer, independent of this Agreement and the transactions contemplated hereby, (B) Buyer being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its businesses, or (C) Buyer being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer upon Closing.

(iii) The Transferred Contracts when transferred to Buyer in accordance with Section 2.2 will confer and grant to Buyer all rights and licenses with respect to third party Intellectual Property Rights and Technology previously licensed to Seller or any of its Affiliates under such agreements that are necessary to enable Buyer to conduct the Business following the relevant Closing without incurring any liability (other than as contained in such Transferred Contracts) to such third parties or to Seller’s Knowledge, infringing the Intellectual Property Right of such third parties.

(g) Standards Bodies. Section 10.7(g) of the Disclosure Schedule lists all industry standards bodies or similar organizations related to the Business or Transferred Assets to which Seller or its Affiliates participates and has or is required to contribute or disclose any Technology or Intellectual Property Rights related to the Business or the Transferred Assets.

(h) Seller and its Affiliates have entered into certain broad cross-licensing arrangements which cover substantial IPRs of Seller, its Affiliates and/or a third party (“Cross-licenses”). Notwithstanding anything herein to the contrary, no rights under such inbound Cross-licenses are conveyed, transferred or sublicensed hereunder, even to the extent that such Cross-licenses may impact the Business or the Transferred Assets and the Business and the Transferred Assets are taken subject to such outbound Cross-licenses. Seller makes to representation, warranty or covenant regarding the IPRs associated with such Cross-licenses.

10.8 Brokers’ and Finders’ Fees. Neither Seller nor any of its Affiliates have employed any broker or finder or incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

10.9 Design Wins.

(a) With respect to Transferred Products in commercial production as of March 18, 2005, to the Knowledge of Seller, Schedule 10.9(a) lists all product design wins (where a customer has invested engineering efforts within the twelve (12)-month period prior to March 18, 2005 and has placed an order for such Transferred Products) where Seller expects to sell products that are the subject of such design wins within twenty four (24) months of March 18, 2005.

(b) With respect to Call Products, to the Knowledge of Seller, Schedule 10.9(b)(i) lists all product design-in opportunities with respect to such Call Products in the twelve (12)-month period prior to March 18, 2005. With respect to the Transferred Products in commercial production as of March 18, 2005, to the Knowledge of Seller, Schedule 10.9(b)(ii) lists all product design-in opportunities with respect to such Transferred Products in the twelve (12)-month period prior to March 18, 2005. Notwithstanding anything herein to the contrary, Seller provides no assurances that design-in opportunities will or can be sustained.

10.10 Legal and Other Compliance. To the Knowledge of Seller, Seller and each Affiliate of Seller have been and are in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Governmental Entities applicable to the Business, Transferred Assets and Designated Employees and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice alleging any failure to so comply has been made, filed or commenced. Neither Seller nor any Affiliate of Seller holds, nor is it required by any applicable law, rule or regulation of any Governmental Entity to hold, any permits, government approvals, licenses, registrations, clearances, authorizations or Consents specifically necessary for the conduct of the Business (other than such permits, government approvals, licenses, registrations, clearances, authorizations and Consents generally required to operate a business).

10.11 Transferred Assets and Transferred Technology. The Transferred Assets (other than the Excluded Assets) comprise all of the tangible and intangible assets, properties and rights of every type and description (other than real property or as related to testing or manufacturing) used in or necessary for the conduct of the Business by Buyer as conducted by Seller as of the relevant Closing. The Transferred Technology required to be transferred at each Closing comprises all of the Technology used in or necessary for the conduct of the Business by Buyer as conducted by Seller as of such Closing (other than with regard to real property or as related to testing or manufacturing). Except for nonexclusive licenses granted (other than those listed on Schedule 10.11) and products sold in the ordinary course of business, neither Seller nor any Affiliate of Seller has made or entered into any agreement, written or oral, to sell or transfer any part of the Transferred Assets or has sold or transferred any part of the Transferred Assets, to any party other than Buyer.

10.12 Litigation. To Seller’s Knowledge, there are no claims, actions, suits, inquiries, proceedings or investigations against Seller or any of its Affiliates relating to the Business, the Designated Employees or the Transferred Assets which are currently pending or, to Seller’s Knowledge, threatened, at law or in equity or before or by any Governmental Entity. There are no grievance or arbitration proceedings pending or, to Seller’s knowledge, threatened, by any of the Designated Employees. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Seller or any of its Affiliates affecting or involving the Business, the Designated Employees or the Transferred Assets under any foreign, federal, state, provincial or local law.

10.13 Employment Matters.

(a) Definitions. The following terms, when used in this Section 10.13, shall have the following meanings:

(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(ii) “Code” means the Internal Revenue Code of 1986, as amended.

(iii) “International Employee Plan” means each Benefit Plan that has been adopted or maintained by Seller or any ERISA Affiliate, whether informally or formally, or with respect to which Seller or any ERISA Affiliate will or may have any liability, for the benefit of its employees who perform services outside the United States.

(iv) “Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(v) “Pension Plan” refers to each Seller Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Designated Employees. Schedule 1.28 contains a complete and accurate list of the Designated Employees (other than the Call Employees) and Schedule 1.13 contains a complete and accurate list of the Call Employees. As of the relevant Closing Date, Seller will have provided in writing to Buyer the following information with respect to the Designated Employees (including the Call Employees): (i) all remuneration payable and other benefits provided or which Seller is bound to provide (whether at present or in the future) to each such Designated Employee and Call Employee, as applicable, or any person connected with any such person, (ii) the date of hire, (iii) leave status (including type of leave), and (iv) visa status.

(c) Pension and Benefit Plans.

(i) Neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or had or could have any obligation to, any (A) Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (B) multiple employer plan or to any plan described in Section 413 of the Code, or (C) Multiemployer Plan. Seller does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

(ii) Section 10.13(c)(ii) of the Disclosure Schedule contains a complete list of all Benefit Plans for which Designated Employees are eligible or that currently provide, or have provided, benefits to Designated Employees. Seller and, as applicable, its ERISA Affiliates, are in material compliance with Benefit Plan terms and all applicable laws for each Benefit Plan including, but not limited to, ERISA and the Code.

(d) No Post-Employment Obligations. No Benefit Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any current or former employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and neither Seller nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

(e) Employment Matters. Seller and its ERISA Affiliates: (i) are in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to the wages, salaries and other payments to employees by virtue employment, the transactions specifically contemplated by this Agreement or otherwise; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Seller or any ERISA Affiliate, any threatened or reasonably anticipated claims or actions against Seller or any ERISA Affiliate under any worker’s compensation policy or long-term disability policy with respect to any employees.

(f) Labor. No work stoppage or labor strike against Seller is pending or, to the Knowledge of Seller, threatened by any employees of the Business (including the Designated Employees). Seller is not involved in or, to the knowledge of Seller, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee of the Business (including the Designated Employees), including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to Buyer. Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to Buyer. Seller is not presently, nor have has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to any employees of the Business (including the Designated Employees) and no collective bargaining agreement is being negotiated by Seller or any ERISA Affiliate with respect to any employees of the Business (including the Designated Employees).

10.14 Bulk Transfer Laws. There are no current or past creditors of Seller to whom any law, rule or regulation requires the delivery of notice or from whom any form of Consent is required in conjunction with undertaking the transactions contemplated by this Agreement, and the “bulk transfer laws” of any state in which the Transferred Assets are located do not apply to the transfer of those Transferred Assets under this Agreement.

10.15 Financial Information. The financial data listed on Schedule 10.15 was prepared in accordance with Seller’s standard practices and procedures and, to the Knowledge of Seller, was true and correct in all material respects on the date thereof. To the extent the financial data contains any forward looking claims and statements, such forward looking claims and statements were prepared in good faith and Seller had a reasonable basis for making such claims and statements on the date thereof; however, Seller does not represent or warrant that such forward looking claims and statements will or can be achieved.

10.16 Contracts; No Defaults.

(a) Contracts. Section 10.16(a) of the Disclosure Schedule sets forth a complete and accurate list, with respect to the Business and the Transferred Assets, of each material agreement, contract, understanding or commitment (including any of the Transferred Contracts) entered into by Seller or any of its Affiliates with respect to the Business or the Transferred Assets.

(b) Defaults. Neither Seller nor any Affiliate of Seller is in default under or with respect to any judgment, order, writ, injunction or decree of any Governmental Entity related to the Business or the Transferred Assets. There does not exist any default by Seller or, to the Knowledge of Seller, by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any material agreement, contract, understanding or commitment (including any of the Transferred Contracts) entered into by Seller or any of its Affiliates with respect to the Business or the Transferred Assets, and to the Knowledge of Seller, no notices of breach thereof have been received by Seller or any of its Affiliates. Neither Seller nor any Affiliate of Seller is a party to or bound by any agreement, contract, understanding, or commitment with respect to the Business or the Transferred Assets (other than as related to testing or manufacturing) which is not immediately terminable by Seller without penalty.

10.17 Tax Matters.

(a) To the extent relevant to the Transferred Assets or the Business, Seller or its Affiliates have prepared and timely filed all required Tax Returns relating to any and all Taxes concerning or attributable to Seller or any of its Affiliates and such Tax Returns are true and correct and have been completed in accordance with applicable law.

(b) To the extent failure to do so could adversely impact Buyer, the Business, the Transferred Assets, or Buyer’s use or ownership of the Transferred Assets or conduct of the

Business, Seller or its Affiliates have timely paid all Taxes it is required to pay and will have timely withheld and paid over to the appropriate Governmental Entity with respect to its employees all income taxes, social security and national insurance contributions and other Taxes required to be withheld.

(c) Buyer shall not have any liability or obligation, and shall not incur any loss, expense or cost, and none of the Transferred Assets shall be subject to any Liens, by reason of any Taxes arising out of (i) the Business as conducted by Seller or its Affiliates prior to the consummation of the sale hereunder of the Transferred Assets or (ii) any other operations or activities of Seller or its Affiliates whether conducted prior to the date hereof or hereafter.

(d) To the extent failure to do so could adversely impact Buyer, the Business, the Transferred Assets, or Buyer’s use or ownership of the Transferred Assets or conduct of the Business, as of the Closing Date, neither Seller nor any of its Affiliates will be delinquent in the payment of any Tax, nor will there be any Tax deficiency outstanding, assessed or proposed against Seller or any of its Affiliates.

(e) Seller is not aware of, and has no knowledge of a factual basis for the assertion of, any claim for Taxes for which Buyer would become liable as a result of the transactions contemplated by this Agreement.

(f) Neither Seller nor its Affiliates have executed any waiver of any statute of limitations on or extending the period for assessment or collection of any Tax.

(g) No audit or other examination of any Tax Return of Seller or any of its Affiliates with respect to the Business or Transferred Assets is presently in progress, nor has Seller or any of its Affiliates been formally or informally notified of any request for such an audit or other examination.

10.18 Representations and Disclosures Complete. None of the representations or warranties made by Seller (as modified by the Disclosure Schedule), nor any statement made in any Schedule, Exhibit, agreement or certificate furnished by Seller pursuant to this Agreement, nor any information, document or correspondence provided by Seller to Buyer contains or will contain at the relevant Closing any untrue statement of a material fact, or omits or will omit at the relevant Closing to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

11.1 Organization of Buyer. Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of the State of Delaware and is qualified to do business in California as a foreign corporation. Buyer reasonably believes that it can continue the Business directly related to the Transferred Products (other than the Call Products) following the First Closing.

11.2 Authority for Agreement. Buyer has all requisite corporate power and authority to enter into this Agreement and all related agreements and instruments to be executed and delivered by Buyer and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the related agreements and instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and the related agreements and instruments, when duly executed and delivered by Buyer, will constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms.

11.3 Noncontravention. Neither the execution and the delivery of this Agreement, the related agreements and instruments to be executed and delivered by Buyer nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any provision of the Certificate of Incorporation or Bylaws of Buyer or (b) Conflict with any material agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject except for such Conflicts which would not, either individually or in the aggregate, have a material adverse effect on Buyer.

11.4 Brokers’ and Finders’ Fees. Neither Buyer nor any of its Affiliates have employed any broker of finder or incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

ARTICLE 12

SURVIVAL OF REPRESENTATIONS,

WARRANTIES AND INDEMNIFICATION

12.1 Survival of Representations and Warranties. The representations and warranties of Seller in Article 10 shall survive for a period of twelve (12) months after the First Closing Date, and shall thereafter automatically expire; provided, however, that if a Second Closing occurs, the representations and warranties of Seller in Article 10 to the extent they apply or relate to the Second Closing or the Call Assets shall survive for a period of twelve (12) months after the Second Closing Date, and shall thereafter automatically expire. Notwithstanding the foregoing, Seller’s representations and warranties in Section 10.7 shall survive for a period of thirty (30) months after the First Closing Date, and shall thereafter automatically expire; provided, however, that if a Second Closing occurs, Seller’s representations and warranties in Section 10.7 to the extent they apply or relate to the Second Closing or the Call Assets shall survive for a period of thirty (30) months after the Second Closing Date, and shall thereafter automatically expire. The representations and warranties of Buyer in Article 11 shall survive for a period of twelve (12) months after the First Closing Date, and shall thereafter automatically expire; provided, however, that if a Second Closing occurs, the representations and warranties of Buyer in Article 11 to the extent they relate to the Second Closing shall survive for a period of twelve (12) months after the Second Closing Date, and shall thereafter automatically expire.

12.2 Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its Affiliates and each of their officers, directors, employees, agents, successors and assigns (“Buyer Indemnitees”) for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including legal costs and expenses and interest on the amount of any Loss from the date suffered or incurred) (a “Loss”) arising out of, resulting from or caused by:

(a) any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by Seller contained in Article 10 of this Agreement;

(b) any breach of any of the covenants or agreements of Seller contained in this Agreement;

(c) any employment claim (including any claim by any Seller employee or consultant) based on or arising out of (i) the transactions contemplated by this Agreement, including their employment by or consulting with Seller, (ii) the actual or constructive termination of such employment or consulting relationship or (iii) any Employee Excluded Liabilities;

(d) all Liabilities of Seller or any of its Affiliates arising out of or resulting from the conduct of the Business prior to the Closing;

(e) Seller’s obligations for Transfer Taxes under Section 4.7 and Straddle Period Taxes under Section 4.8(c);

(f) all Excluded Liabilities; and

(g) any failure to comply with any applicable “bulk sales” law or regulation in connection with the transactions contemplated by this Agreement.

Any claim under Section 12.2(a) for any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by Seller, must be made on or prior to the thirtieth (30th) day following the expiration of the warranty period set forth in Section 12.1. Seller’s aggregate liability for claims made under Section 12.2(a) or (b) shall not exceed (i) the First Closing Payment, if the Second Closing does not occur or (ii) the total Purchase Price, if the Second Closing does occur; and provided, that Seller shall have no liability for claims made solely for breaches of representations and warranties under Section 12.2(a) until the aggregate amount of all claims made under Section 12.2(a) by Buyer Indemnitees exceeds Seventy Five Thousand United States dollars (US$75,000.00), at which time Seller shall be liable for the entire amount of all such claims. Notwithstanding the foregoing, Seller’s obligations to indemnify Buyer Indemnitees under this Section 12.2 shall not be limited in time or amount in the case of Seller’s fraud or knowing misrepresentation or with respect to Excluded Liabilities.

12.3 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and each of its officers, directors, employees, agents, successors and assigns (“Seller Indemnitees”) for any and all Losses arising out of or resulting from:

(a) any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by, or covenants or agreements of Buyer contained in this Agreement; and

(b) all Liabilities of Buyer, or any direct or indirect subsidiary or transferee of Buyer to which all or any part of the Business is transferred, arising out of or resulting from the conduct by Buyer of the Business after the Closing, other than a Liability for which any Buyer Indemnitee is entitled to indemnification from Seller pursuant to the provisions of Section 12.2.

Buyer’s obligation to indemnify Seller Indemnitees under this Section 12.3 shall not be limited in time or amount; provided, however, that any claim under Section 12.3(a) for any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by Buyer must be made on or prior to the thirtieth (30th) day following the expiration of the warranty period set forth in Section 12.1.

12.4 Indemnification Procedure.

(a) Whenever any Loss shall be asserted against or incurred by a Buyer Indemnitee or Seller Indemnitee (the “Indemnified Party”), the Indemnified Party shall give written notice thereof (a “Claim”) to Seller or Buyer, respectively (the “Indemnifying Party”). The Indemnified Party shall furnish to the Indemnifying Party in reasonable detail such information as the Indemnified Party may have with respect to the Claim (including in any case copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). The failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except to the extent that such failure actually prejudices the Indemnifying Party.

(b) If the Claim is based on a claim of a person that is not a party to this Agreement, the Indemnifying Party shall, at its expense, undertake the defense of such Claim with attorneys of its own choosing reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party, within a reasonable time after receiving notice of a Claim from the Indemnified Party, fails to defend the Claim, the Indemnified Party may, at the Indemnifying Party’s expense, undertake the defense of the Claim and may compromise or settle the Claim, all for the account of the Indemnifying Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 12.4 for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except for such expenses incurred in connection with cooperation with, or at the request of, the Indemnifying Party; provided, however, that the Indemnified Party shall have the right to engage counsel to represent it if, in the Indemnified Party’s reasonable judgment, based upon the advice of counsel, it is advisable, in light of the separate interests of the Indemnified Party and the Indemnifying Party, for the Indemnified Party to be represented by separate counsel, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

(c) The Indemnifying Party shall not consent to entry of any judgment, except with the consent of the Indemnified Party given in its sole discretion, or enter into any settlement, except with the consent of the Indemnified Party, which such consent shall not be unreasonably withheld or delayed. In the event the Indemnified Party refuses to consent to the entry of a judgment or a settlement for which the Indemnifying Party is solely and entirely responsible and has indicated its sole and entire responsibility in writing to the Indemnified Party, following such refusal, the liability of the Indemnifying Party to the Indemnified Party will be fixed at the amount of any money damages provided in the proposed judgment or settlement.

12.5 Chip Re-Spin or Redesign. Notwithstanding anything to the contrary set forth in this Agreement, for Losses which Buyer incurs or will incur arising out of defects in or malfunctions related to the Daffodil Integrated Circuit (including defects or malfunctions arising out of the list of errata or application notes which Seller has provided to Buyer), Seller’s total liability for such Losses shall be as follows: (a) Buyer shall be responsible for the first Fifty Thousand United States dollars (US$50,000.00) of such Losses and (b) thereafter Seller shall pay to Buyer, on an as-incurred basis, fifty percent (50%) of the Losses up to an additional (over the first Fifty Thousand United States dollars (US$50,000.00)) Five Hundred Thousand United States dollars (US$500,000.00) of such Losses. Accordingly, Seller’s total liability under this Section 12.5 will not exceed Two Hundred Fifty Thousand United States dollars (US$250,000.00). Notwithstanding the forgoing, Seller shall only be obligated to make payments under this Section 12.5 to the extent Buyer incurs Losses by doing a metal mask change, full mask set change or new redesign of the Daffodil Integrated Circuit.

ARTICLE 13

TERMINATION AND ABANDONMENT

13.1 Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time prior to the First Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) By Buyer or Seller, if the First Closing shall not have occurred on or before the three (3) month anniversary of the Effective Date (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 13.1 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c) at the election of Buyer or Seller, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(d) at the election of Buyer, if Seller shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within thirty (30) days after receipt by Seller of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured); or

(e) at the election of Seller, if Buyer shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within thirty (30) days after receipt by Buyer of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured).

13.2 Procedure upon Termination. In the event of termination and abandonment by a Party pursuant to and in compliance with Section 13.1, written notice thereof shall be given to the other Party and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by the Parties. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(a) each Party will (i) redeliver all documents, work papers and other material (and all copies thereof) of the other Party and (ii) provide written certification of the destruction of any copies of such material not redelivered to the other Party, relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the other Party furnishing the same; and

(b) all Confidential Information received by either Party hereto with respect to the business of the other Party shall be treated in accordance with Article 9 provided that either Party shall be free to use or exploit for any purpose the residuals resulting from access to or work with the other Party’s Confidential Information. For the purposes of this Section 13.2(b), “residuals” means information retained in the unaided memories of individuals who have had access to such Confidential Information.

13.3 Survival of Certain Provisions. The following provisions of this Agreement shall survive any termination of this Agreement: Article 1 (Definitions), Article 9 (Confidentiality), Article 12 (Indemnification), this Article 13, and Article 14 (General), and any provision which, by its terms, must survive.

ARTICLE 14

GENERAL

14.1 Construction. For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

14.2 Rules of Construction. The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement.

14.3 Interpretation of Terms. As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation;” and the word “or” shall be deemed to be inclusive, equivalent to the construction “and/or,” unless otherwise directly modified by the phrase “but not both” or a phrase of similar meaning.

14.4 References to Schedules, Sections and Exhibits. Except as otherwise indicated, all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement.

14.5 Headings. The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

14.6 Currency. All payments required under this Agreement shall be made in United States Dollars.

14.7 No Agency. Except as expressly provided herein, each Party shall in all matters relating to this Agreement act as an independent contractor. Neither Party shall have authority, nor shall either Party represent that it has any authority, to assume or create any obligation, express or implied, on behalf of the other, or to represent the other Party as agent or employee or in any other capacity. Neither execution nor performance of this Agreement shall be construed to have established any agency, joint venture, or partnership.

14.8 Fees and Expenses. Except as otherwise set forth in this Agreement, all expenses, including all legal, accounting, financial advisory, consulting and other fees, incurred in connection with the negotiation or effectuation of this Agreement or consummation of the transactions contemplated by this Agreement, shall be the obligation of the respective Party incurring such expenses.

14.9 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party may have specified in a written notice given to the other Party):

if to Buyer:	Exar Corporation
48720 Kato Road
Fremont, CA 94538
Attn: General Counsel
Telephone: (510) 668-7000
Facsimile: (510) 668-7002

with a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attn: Mathew W. Sonsini, Esq. and Selwyn Goldberg, Esq.
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

if to Seller:	Technologies North America Corp.
1730 North First Street
San Jose, CA 95112
Attn: General Counsel
Telephone: 408-501-6000
Facsimile: 408-501-2488

with a copy to:	Orrick Herrington & Sutcliffe LLP
1020 Marsh Road
Menlo Park, California 94025-1021
Attn: Scott D. Blickenstaff, Esq. & Alan Talkington, Esq.
Telephone: 650-614-7400
Facsimile: 650-614-7401

14.10 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and the State of California as such laws apply to agreements entered into and to be performed entirely within California by California residents.

14.11 Arbitration. Subject to Section 7.4, all disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be settled by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and the Supplementary Procedures for Large, Complex Disputes, and judgment upon the award rendered through arbitration may be entered in any court specified in Section 14.12 having jurisdiction thereof. Such arbitration shall be held in San Jose, California, unless the Parties mutually agree in writing to change the location, before three neutral arbitrators appointed in the manner prescribed in AAA Commercial Arbitration Rule 13 from among panelists of the Large, Complex Dispute Resolution Program Panel located in the San Francisco Bay Area. The language to be used in the arbitration proceeding shall be English. The fees and expenses of the arbitrators shall be borne equally by Buyer and Seller. Each Party shall be responsible for its own legal fees and expenses for the proceeding.

14.12 Forum and Venue. Any judicial action or proceeding arising hereunder or relating hereto shall be brought in, and the Parties hereby consent to the exclusive, personal jurisdiction of, the state and federal courts located in Santa Clara, California. Seller and Buyer hereby consents to the jurisdiction of such courts.

14.13 Breaches and Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

14.14 Waiver. No failure on the part of a Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

14.15 License Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n)

of the United States Bankruptcy Code, licenses to rights of “Intellectual Property Rights” as defined thereunder. Notwithstanding any provision contained herein to the contrary, if a licensor hereunder is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of such licensor, or such licensor, as a debtor in possession, rightfully elects to reject the licenses granted to the licensee under this Agreement, the licensee may, pursuant to 11 U.S.C. Section 365(n)(1) and (2), retain any and all of the licensee’s rights under such licenses, to the maximum extent permitted by law, otherwise subject to the terms of this Agreement.

14.16 Assignment. Prior to the earlier of the Second Closing Date or the Call Expiration Date, neither Party may assign this Agreement in whole or in part without the prior written consent of the other Party, except for an assignment in whole to an Affiliate or an assignment in whole in connection with a Change of Control provided that such assignee agrees in writing to be bound by this Agreement and to ensure that such assignee’s Affiliates comply with the terms hereof. After such date, except as provided herein, Buyer may assign or transfer this Agreement in whole or in part. After such date, except as provided herein, Seller may assign or transfer this Agreement to an Affiliate or to its successor in a Change of Control provided that such assignee agrees in writing to be bound by this Agreement and to ensure that such assignee’s Affiliates comply with the terms hereof. Nothing set forth in this Section 14.16 shall permit either Party to assign or transfer any right or license set forth in this Agreement which by its terms is not assignable. Any assignment of rights or licenses in conjunction with an assignment of this Agreement in its entirety pursuant to this Section 14.16 shall be subject to all terms or conditions hereunder that would apply had such rights or licenses been assigned or transferred separately. The assignment or transfer by Seller to a third party of any Intellectual Property Rights licensed or to be licensed to Buyer hereunder shall be subject to, and not limit, such licenses to Buyer. Any attempt to transfer or assign except as provided herein shall be void and of no effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of the Parties. Nothing set forth herein shall in any way limit the transfer, assignment or licensing by Buyer of the Transferred Assets in their entirety or in part after the First Closing.

14.17 Severability. If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision. Notwithstanding the foregoing, if a court of competent jurisdiction determines that any restriction on any license granted herein is invalid or unenforceable, then the license grants to which such restriction relates shall terminate automatically.

14.18 Entire Agreement. This Agreement (including the Collateral Agreements, Schedules and Exhibits hereto) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the Parties hereto relating to the subject matter hereof including the letter agreement entered into between the Parties dated January 28, 2005.

14.19 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Seller and Buyer.

14.20 Counterparts. This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the date first written above.

“SELLER”		“BUYER”

INFINEON TECHNOLOGIES NORTH AMERICA CORP.		EXAR CORPORATION

By:	/s/ Miriam Martinez	By:	/s/ Roubik Gregorian
Name:	Miriam Martinez	Name:	Roubik Gregorian
Title:	Vice President and Chief Financial Officer	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

List of Schedules and Exhibits

Schedule Number	Title of Schedule
Schedule 1.2(a)	Assigned IPR
Schedule 1.2(b)	Call IPR
Schedule 1.4	Assigned Patents
Schedule 1.9(a)	Books and Records
Schedule 1.9(b)	Call Books and Records
Schedule 1.11	Seller’s Tangible and Intangible Call Assets
Schedule 1.13	Call Employees
Schedule 1.17	Call Products Specifications
Schedule 1.27	Daffodil Integrated Circuit Specifications
Schedule 1.28	Designated Employees
Schedule 1.29(a)	Device Software
Schedule 1.29(b)	Call Device Software
Schedule 1.29(c)	Third Party Device Software
Schedule 1.31(a)	Documentation Deliverables
Schedule 1.31(b)	Call Documentation Deliverables
Schedule 1.35	Excluded Assets
Schedule 1.51	Licensed Seller Patents
Schedule 1.66	Required Consents
Schedule 1.69	Retained Seller Technology
Schedule 1.83(a)	Transferred Contracts
Schedule 1.83(b)	Call Transferred Contracts
Schedule 1.84	Transferred Devices
Schedule 1.85	Transferred Products
Schedule 1.86	Transferred Tangible Assets
Schedule 1.87	Transferred Technology
Schedule 1.89	Website Files
Schedule 8.5	Transitional Services
Schedule 10.7(b)	Transferred Assets that are Registered IP
Schedule 10.7(e)(i)	Call Products
Schedule 10.7(f)(i)	Seller Contracts
Schedule 10.9(a)	Design Wins
Schedule 10.9(b)(i)	Call Product Design-In Opportunities
Schedule 10.9(b)(ii)	Transferred Product Design-In Opportunities
Schedule 10.11	Nonexclusive Licenses
Schedule 10.15	Financial Data

Exhibit Number	Exhibit Title
A	Disclosure Schedule
B	Form of Assignment and Assumption Agreement
C	Form of Bill of Sale
D	Form of Patent Assignments